As filed with the Securities and Exchange Commission on April 3, 2017

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. ___)
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Continental Building Products, Inc.
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CONTINENTAL BUILDING PRODUCTS, INC.
12950 Worldgate Drive, Suite 700
Herndon, Virginia 20170

April 3, 2017
To Our Stockholders:
You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Continental Building Products, Inc. The Annual Meeting will be held on Thursday, May 4, 2017, at 9:00 a.m., local time, at our corporate headquarters located at 12950 Worldgate Drive, Herndon, Virginia 20170.
We describe in detail the actions we expect to take at our Annual Meeting in the attached Notice of 2017 Annual Meeting of Stockholders and Proxy Statement.
In addition to the Proxy Statement you should have also received a copy of our Annual Report on Form 10-K for fiscal year 2016, which we encourage you to read. It includes information about our operations as well as our audited, consolidated financial statements. You can also access a copy of our 2016 Annual Report on Form 10-K on the Company’s website at www.continental-bp.com.
Please use this opportunity to take part in the affairs of our company by voting on the business to come before the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the accompanying proxy card or voting instruction card or vote electronically on the Internet or by telephone. See “About the Annual Meeting-How do I vote by proxy?” in the Proxy Statement for more details. Returning the proxy card or voting instruction card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person for the matters to be acted upon at the Annual Meeting.
We look forward to seeing you at the Annual Meeting.

Sincerely,

James Bachmann
President and Chief Executive Officer

CONTINENTAL BUILDING PRODUCTS, INC.
12950 Worldgate Drive, Suite 700
Herndon, Virginia 20170

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 4, 2017

The Proxy Statement and accompanying Annual Report to Stockholders are available at: http://materials.proxyvote.com/211171

TIME AND DATE		9:00 a.m., local time, on Thursday, May 4, 2017

LOCATION		Continental Building Products 12950 Worldgate Drive, Suite 700 Herndon, Virginia 20170

ITEMS OF BUSINESS	1.	To elect the directors named in the Proxy Statement to hold office until the 2020 annual meeting;

	2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017;

	3.	To approve the performance goals included in the Amended and Restated 2014 Stock Incentive Plan;

	4.	To approve, on an advisory basis, the compensation of the Company's named executive officers; and

	5.	To vote, on an advisory basis, on the frequency of future advisory votes on named executive officer compensation.

Stockholders will also act upon such other matters as may properly come before the Annual Meeting.

RECORD DATE		The stockholders of record at the close of business on March 9, 2017 will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. You also have the option of voting your shares electronically on the Internet or by telephone. Voting instructions are printed on your proxy card or voting instruction card. You can revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

PROXY STATEMENT

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary is not a complete description, and you should read this entire proxy statement before voting.

ANNUAL MEETING

Time and Date:	9:00 a.m., local time, on Thursday, May 4, 2017

Place:	Continental Building Products, Inc.
	12950 Worldgate Drive, Suite 700
	Herndon, VA 20170

Record Date:	March 9, 2017

Voting:	Shareholders on the record date are entitled to one vote per share on each matter to be voted upon at the annual meeting.

VOTING ITEMS
Item				Board Recommendation		Page Reference

Proposal 1	Election of Directors			For all nominees		6

Proposal 2	Ratification of the Appointment of Ernst & Young LLP			For		7

Proposal 3	Approval of the Performance Goals Included in the 2014 Stock Incentive Plan			For		8

Proposal 4	Advisory Vote to Approve the Compensation of the Company's Named Executive Officers			For		13

Proposal 5	Advisory Vote on the Frequency of Future Advisory Votes on Named Executive Officer Compensation			For One Year		14
Transact any other business that properly comes before the meeting.

BOARD OF DIRECTORS

The following table provides summary information about each director nominee as of March 9, 2017.
				Board Committees(1)
Name	Director Since	Occupation and Experience	Independent	AC	CC	NCGC

Edward Bosowski	2014	Retired Executive	Yes		✓	✓

Michael O. Moore	2014	Interim CFO of Forman Mills, Inc.	Yes	✓	✓

Jack Sweeny	2014	Retired Executive	Yes	✓		✓

(1) AC - Audit Committee; CC - Compensation Committee; NCGC - Nominating and Corporate Governance Committee

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As a matter of good governance, we are asking our shareholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2017.

EXECUTIVE COMPENSATION

Our Board is asking that our shareholders vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement. The vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our named executive officers. Please read "Compensation Discussion and Analysis."

FREQUENCY OF ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

Our Board is asking our shareholders to approve, on an advisory (non-binding) basis that shareholder advisory votes regarding named executive officer compensation be held every year.

ABOUT THE ANNUAL MEETING
We are providing these proxy materials in connection with the 2017 Annual Meeting of Stockholders of Continental Building Products, Inc. This Proxy Statement, the accompanying proxy card or voting instruction card, and the Company’s 2016 Annual Report on Form 10-K were first mailed to stockholders on or about April 3, 2017. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully. Unless the context otherwise indicates, references to “Continental Building Products,” “our company,” “the Company,” “us,” “we” and “our” refer to Continental Building Products, Inc. and its consolidated subsidiaries.
Who is soliciting my vote?
The Board of Directors of the Company is soliciting your vote in connection with the 2017 Annual Meeting of Stockholders.
What is the purpose of the Annual Meeting?
The meeting will be the Company’s regular, Annual Meeting of Stockholders. You will be voting on the following matters at the Annual Meeting:

1.	Election of the directors named in the Proxy Statement to hold office until the 2020 annual meeting;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017;

3.	Approval of the performance goals included in the Amended and Restated 2014 Stock Incentive Plan;

4.	Advisory vote to approve the compensation of the Company's named executive officers; and

5.	Advisory vote on the frequency of future advisory votes on named executive officer compensation.
Stockholders will also act upon such other business that may properly come before the Annual Meeting.
How does the Board of Directors recommend I vote?
The Board of Directors recommends a vote:

1.	For the election of Edward Bosowski, Michael Moore and Jack Sweeny as directors to hold office until the 2020 annual meeting;

2.	For the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017;

3.	For the approval of performance goals included in the Amended and Restated 2014 Stock Incentive Plan;

4.	For the approval, on an advisory basis, of the compensation of the Company's named executive officers; and

5.	For on an advisory basis, One Year for the frequency of future advisory votes on named executive officer compensation.
Who is entitled to vote at the Annual Meeting?
The Board of Directors set March 9, 2017 as the record date for the Annual Meeting, or the Record Date. All stockholders who owned common stock of the Company at the close of business on the Record Date may attend and vote at the Annual Meeting.
Who is entitled to attend the Annual Meeting?
Only persons with evidence of stock ownership as of the Record Date or who are invited guests of the Company may attend and be admitted to the Annual Meeting. Stockholders with evidence of stock ownership as of the Record Date may be accompanied by one guest. Photo identification will be required (e.g., a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a broker, trust, bank or other nominee, the stockholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the Record Date.
Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the Annual Meeting.

How many votes can be cast by stockholders?
Each share of common stock is entitled to one vote. There is no cumulative voting. There were 39,586,701 shares of common stock outstanding and entitled to vote on the Record Date.
How many votes must be present to hold the Annual Meeting?
A majority of the outstanding shares of common stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you are present at the Annual Meeting and vote in person or a proxy card or voting instruction card has been properly submitted by you or on your behalf or you have voted electronically on the Internet or by telephone. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee (1) lacks the discretionary authority to vote on certain matters and (2) has not received voting instructions from the beneficial owner in respect of those specific matters.
How many votes are required to elect directors and approve the other proposals?
Directors are elected by a plurality of the votes cast. This means that the individuals nominated for election to the Board of Directors who receives the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will not affect the outcome of the election of directors.
In respect of all other proposals to be approved, any such proposal must receive the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against any such proposal. Broker non-votes will not affect the outcome of any such proposal.
The results of the advisory votes on the compensation of the Company's named executive officers and on the frequency of future advisory votes on named executive officer compensation are not binding on the Board of Directors.
How do I vote by proxy?
You can vote your shares by completing and returning the proxy card or voting instruction card accompanying this Proxy Statement. You also have the option of voting your shares electronically on the Internet or by telephone. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card or voting instruction card. Please see your proxy card or voting instruction card for more information on how to vote by proxy.
What if I don’t vote for some of the items listed on my proxy card or voting instruction card?
If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted in accordance with the recommendations of the Board of Directors. Similarly, if you vote electronically on the Internet or by telephone and do not vote on all matters, your shares will be voted in accordance with the recommendations of the Board of Directors for the matters on which you do not vote. In connection therewith, the Board of Directors has designated James Bachmann and Timothy Power as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your instructions. Similarly, if you vote electronically on the Internet or by telephone and vote on any matter, your shares will be voted in accordance with your instruction. If any other matter properly comes before the Annual Meeting, the shares will be voted in the discretion of the persons voting pursuant to the respective proxies.
If you are a beneficial owner and hold your shares in street name through a broker or other nominee and do not return the voting instruction card, the broker or other nominee will vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the appointment of independent registered public accounting firms. However, brokers do not have the discretion to vote on the election of directors or the other matters that will come before the Annual Meeting.

Who pays for the proxy solicitation and how will the Company solicit votes?
The Company bears the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, the Company’s directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. These individuals will not be paid any additional compensation for any such solicitation. The Company will request brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.
Can I change or revoke my vote after I return my proxy card or voting instruction card?
Yes. Even if you sign and return the proxy card or voting instruction card in the form accompanying this Proxy Statement or you vote electronically over the Internet or by telephone, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by giving written notice to the Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy or voting instruction card, a later-dated electronic vote over the Internet or by telephone or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a proxy from your broker or other nominee.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS
At the Annual Meeting, stockholders will be asked to elect three directors to serve on the Board of Directors. The Company’s Certificate of Incorporation provides that the Board of Directors shall consist of not fewer than three nor more than 15 directors with the exact number to be determined from time to time by resolution adopted by the Board of Directors. The Board currently consists of seven directors. The Company’s Certificate of Incorporation divides the Board of Directors into three classes with the terms of office of the directors of each Class ending in different years. The terms of directors in Classes III, I and II presently end at the annual meetings in 2017, 2018 and 2019, respectively. Class I currently has two directors, Class II currently has two directors and Class III currently has three directors.
The Board of Directors has nominated Edward Bosowski, Michael Moore and Jack Sweeny for election as Class III directors for three-year terms expiring at the 2020 annual meeting. When elected, a director serves until his or her successor has been duly elected and qualified or until such director’s earlier resignation or removal. Please see “The Board of Directors and Its Committees” below for information about the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, their business experience and other pertinent information.
Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy card or voting instruction card or vote electronically over the Internet or by telephone, your shares will be voted for the election of the nominee recommended by the Board of Directors unless you choose to abstain or vote against one or more of the nominees. If any nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee or nominees as the proxy holder may determine. The Company is not aware that any of the nominees will be unable to or will not serve as a director. The Company did not receive any stockholder nominations for director for the Annual Meeting.
Directors are elected by a plurality of the votes cast. This means that the three individuals nominated for election to the Board of Directors who receives the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Abstentions and broker non-votes will not affect the outcome of the election of directors.
The Board of Directors unanimously recommends that you vote FOR all Nominees.

PROPOSAL NO. 2 - RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
The Audit Committee has selected Ernst & Young LLP to audit the consolidated financial statements of the Company as of December 31, 2017, and for the fiscal year then ending. At the Annual Meeting, stockholders will be asked to ratify the appointment of Ernst & Young.
The Company has been advised by Ernst & Young that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisers and consultants. The Company has also been advised that representatives of Ernst & Young will be present at the Annual Meeting where they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Certificate of Incorporation nor the Company’s bylaws require that stockholders ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice. If the Company’s stockholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Ernst & Young, but may, nonetheless, retain Ernst & Young as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time if it determines that the change would be in the best interests of the Company and its stockholders.
The affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting is necessary to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the year ending December 31, 2017. Abstentions have the same effect as a vote against the proposal.
The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

PROPOSAL 3: APPROVAL OF THE MATERIAL TERMS OF PERFORMANCE GOALS UNDER THE CONTINENTAL BUILDING PRODUCTS, INC. 2014 STOCK INCENTIVE PLAN
The Continental Building Products, Inc. Amended and Restated 2014 Stock Incentive Plan (the “2014 Stock Plan”) provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance incentive awards and other stock-based awards for the purpose of providing our non-employee directors, officers and other key executives and employees (and those of our subsidiaries) incentives and rewards for performance. The use of equity awards as part of our compensation program is important because it fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. We believe equity compensation provides additional motivation for directors and employees to create stockholder value because the value such individuals realize from their equity compensation is based on our stock price performance. Equity compensation also promotes a focus on long-term value creation, because our equity compensation awards are subject to vesting and/or performance criteria.
The 2014 Stock Plan is intended to comply with Section 162(m) of the Internal Revenue Code (the “Code”). Section 162(m) places a limit of $1,000,000 on the amount that the Company may deduct in any one taxable year for compensation paid to each of its “covered employees.” The Company’s covered employees include its Chief Executive Officer and each of its other three most highly paid executive officers, other than the Chief Financial Officer. There is, however, an exception to this limit for compensation paid based on the achievement of pre-established performance goals if the material terms under which the compensation is to be paid, including the performance goals to be used, are approved by the Company’s stockholders. Performance-based awards granted under the 2014 Stock Plan are eligible for this exception provided certain Section 162(m) requirements are met.
Compensation paid by a newly public company under plans or agreements in effect before the company’s initial public offering (for which disclosure is provided in the prospectus for the initial public offering) is not subject to the $1,000,000 deductibility limit under Section 162(m) for a transition period (the “IPO Transition Period”). The Company’s IPO Transition Period expires at the 2017 Annual Meeting. Accordingly, we are seeking approval of the material terms of the performance goals included in the 2014 Stock Plan in order to preserve the Company’s ability to deduct compensation earned by the Company’s covered employees pursuant to performance-based awards that may granted in the future under the 2014 Stock Plan. On February 22, 2017, our Board of Directors approved amendments to the 2014 Stock Plan that set out the material terms of the performance goals (described below) and are intended to apply to performance-based compensation granted under the 2014 Stock Plan. Even though we are seeking stockholder approval for purposes of Section 162(m), grants may be made under the 2014 Stock Plan that do not qualify for the performance-based compensation exception under Section 162(m) and the Compensation Committee retains full discretion to determine whether or not a particular grant is intended to quality for the exception.
Stockholders are not being asked to otherwise approve the 2014 Stock Plan and no new shares are being requested in this proposal. Outstanding awards under the 2014 Stock Plan will continue in effect in accordance with their terms. The sole effect of stockholder approval of this Proposal 3 will be to enable certain awards to qualify for the performance-based compensation exception under Section 162(m). If our stockholders do not approve this Proposal 3, the 2014 Stock Plan will continue in its current form; however, our ability to make certain performance awards to certain recipients and to obtain favorable tax benefits may be limited.
The following discussion summarizes the material terms of the performance goals under the 2014 Stock Plan, including (i) the individuals eligible for performance awards, (ii) the performance criteria on which the underlying performance goals are based, and (iii) the award limits for performance awards and for options and stock appreciation rights. A description of the 2014 Stock Plan, which is intended merely as a summary of its principal features and is qualified in its entirety by the 2014 Stock Plan, is also included below. The full text of the 2014 Stock Plan is attached to this Proxy Statement as Appendix A.
Eligibility. Employees of the Company and non-employee directors of the Company and its subsidiaries are eligible to receive awards under the 2014 Stock Plan. Options that are intended to be incentive stock options may be granted only to employees of the Company and its subsidiaries. There are approximately 30 employees and six non-employee directors currently eligible to receive awards under the 2014 Stock Plan. Awards under the 2014 Stock Plan may include grants of options, stock appreciation rights, restricted stock, restricted stock units, performance incentive awards and other stock-based awards. Eligibility for any particular award is determined by our Compensation Committee.

Performance Criteria. In order to be considered performance-based compensation, a performance incentive award must be subject to the accomplishment of one or more performance goals. If the Compensation Committee determines that a performance incentive award should qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the performance criteria shall be selected from among the following:

(a)	Sales, including (i) net sales, (ii) unit sales volume, or (iii) product price, including mill net price;

(b)	Share price, including (i) market price per share; and (ii) share price appreciation;

(c)
Earnings, including (i) earnings per share, reflecting dilution of shares; (ii) gross or pre-tax profits, (iii) post-tax profits; (iv) operating profit; (v) earnings net of or including dividends; (vi) earnings net of or including the after-tax cost of capital, (vii) earnings before (or after) interest and taxes (“EBIT”); (viii) earnings per share from continuing operations, diluted or basic; (ix) earnings before (or after) interest, taxes, depreciation and amortization (“EBITDA”); (x) pre-tax operating earnings after interest and before incentives, service fees and extraordinary or special items; (xi) operating earnings; (xii) growth in earnings or growth in earnings per share; and (xiii) total earnings;

(d)
Return on equity; including (i) return on equity, (ii) return on invested capital; (iii) return or net return on assets; (iv) return on net assets; (v) return on equity, (vi) return on gross sales; (vii) return on investment; (viii) return on capital; (ix) return on invested capital; (x) return on committed capital; (xi) financial return ratios; (xii) value of assets; and (xiii) change in assets;

(e)	Cash flow(s), including (i) operating cash flow; (ii) net cash flow; (iii) free cash flow; and (iv) cash flow on investment;

(f)	Revenue, including (i) gross or net revenue; and (ii) changes in annual revenues;

(g)	Margins, including (i) adjusted pre-tax margin; and (ii) operating margins;

(h)	Income, including (i) net income; and (ii) consolidated net income;

(i)	Economic value added;

(j)
Costs, including (i) operating or administrative expenses; (ii) operating expenses as a percentage of revenue; (iii) expense or cost levels; (iv) reduction of losses, loss ratios or expense ratios; (v) reduction in fixed costs; (vi) expense reduction levels; (vii) operating cost management; (viii) cash costs per unit of sale; and (ix) cost of capital;

(k)
Financial ratings, including (i) credit rating; (ii) capital expenditures; (iii) debt; (iv) debt reduction; (v) working capital; (vi) average invested capital; and (vii) attainment of balance sheet or income statement objectives;

(l)
Market or category share, including (i) market share; (ii) volume; (iii) unit sales volume; and (iv) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas;

(m)
Shareholder return, including (i) total shareholder return; (ii) shareholder return based on growth measures or the attainment of a specified share price for a specified period of time; and (iii) dividends; and

(n)
Objective nonfinancial performance criteria, including (i) attainment of strategic and business goals; (ii) regulatory compliance; (iii) productivity and productivity improvements; (iv) inventory turnover, average inventory turnover or inventory controls; (v) net asset turnover; (vi) customer satisfaction based on specified objective goals or Company-sponsored customer surveys; (vii) employee satisfaction based on specified objective goals or Company-sponsored employee surveys; (viii) objective employee diversity goals; (ix) employee turnover; (x) specified objective environmental goals; (xi) specified objective social goals, (xii) specified objective goals in corporate ethics and integrity; (xiii) specified objective safety goals; (xiv) specified objective business integration goals; (xv) specified objective business expansion goals or goals relating to acquisitions or divestitures; and (xvi) succession plan development and implementation.

The performance criteria may be used on an absolute or relative basis to measure the performance of the Company or an affiliate of the Company as a whole or any division, business unit or operational unit of the Company or an affiliate or any combination thereof, as the Compensation Committee may deem appropriate, or as compared to the performance of a group of comparable companies, or published or special index that the Compensation Committee deems appropriate, or the Compensation Committee may select performance criteria (b) or (m) above as compared to various stock market indices. In the case of the President and CEO of the Company, the independent members of the Board will ratify the decisions of the Committee.
The Compensation Committee is authorized, in its sole and absolute discretion, to adjust or modify the calculation of a performance goal based on the following events: (1) asset write-downs; (2) litigation or claim judgments or settlements; (3) the effect of changes in tax laws, accounting principles, regulations, or other laws or regulations affecting reported results; (4) any reorganization and restructuring programs; (5) acquisitions or divestitures; (6) unusual nonrecurring or extraordinary items identified in the Company’s audited financial statements, including footnotes; (7) annual incentive payments or other bonuses; or (8) capital charges. In the case of the President and CEO of the Company, the independent members of the Board will ratify the decisions of the Committee.
Section 162(m) Award Limits. The maximum number of shares of common stock subject to awards of options or stock appreciation rights that may be granted under the 2014 Stock Plan to each participant will not exceed 1,000,000 shares of common stock (subject to adjustment as provided in the 2014 Stock Plan) during each calendar year during the term of the 2014 Stock Plan, beginning with and including the 2017 calendar year. The maximum number of shares of common stock subject to performance incentive awards that may be granted under the 2014 Stock Plan to each participant will not exceed 500,000 shares of common stock (subject to adjustment as provided in the 2014 Stock Plan) during each calendar year during the term of the 2014 Stock Plan, beginning with and including the 2017 calendar year. The maximum amount of cash subject to performance incentive awards that may be granted under the 2014 Stock Plan to each participant will not exceed $7,500,000 during each calendar year during the term of the 2014 Stock Plan, beginning with and including the 2017 calendar year.
It is not possible to determine the actual amount of compensation that will be earned under the 2014 Stock Plan in the 2017 calendar year or in future years because the amount earned will depend on the number of shares subject to future awards and our future performance as measured against the applicable performance goals established by our Compensation Committee. We expect that future awards under the 2014 Stock Plan will be granted in a manner substantially consistent with the historical grant of awards under the plan. For information regarding past grants and outstanding equity awards, see the disclosure in this Proxy Statement in “2016 Grants of Plan-Based Awards” and “Outstanding Equity Awards at 2016 Fiscal Year-End.”
2014 Stock Incentive Plan
The 2014 Stock Plan was originally adopted by our Board of Directors, and approved by our stockholders, in connection with our initial public offering, and became effective February 5, 2014. The 2014 Stock Plan was amended and restated effective February 22, 2017.
The purpose of the 2014 Stock Plan is to promote and closely align the interests of our employees and non-employee directors and our stockholders by providing stock-based compensation and other performance-based compensation. The objectives of the 2014 Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to participants and to optimize the profitability and growth of our company through incentives that are consistent with our goals and that link the personal interests of participants to those of our stockholders. The 2014 Stock Plan allows for the grant of stock options stock appreciation rights (SARs) restricted stock, restricted stock units (RSUs), performance incentive awards, and other stock-based awards.
Administration
The 2014 Stock Plan is administered by the Compensation Committee, each member of which is an “outside director” under Section 162(m) of the Code and a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934. The Compensation Committee has the authority to select eligible persons to receive awards, determine performance criteria, certify the achievement of performance goals, construe and interpret the 2014 Stock Plan and apply its provisions, and make all other determinations that it determines to be necessary or advisable for the administration of the Plan. All decisions and actions of the Compensation Committee are final.
Stock Subject to 2014 Stock Plan
The maximum number of shares that may be issued under the 2014 Stock Plan is equal to 1,615,200, subject to certain adjustments in the event of a change in the Company’s capitalization. The number of shares that may be issued upon the exercise of incentive stock options granted under the 2014 Stock Plan is equal to 1,615,200 (subject to adjustments as provided in the plan).
As of March 9, 2017, 1,130,379 shares of common stock remain available for grant.

Shares of common stock issued under the 2014 Stock Plan may be either authorized and unissued shares or previously issued shares reacquired by the Company. The aggregate number of shares of common stock issued under the 2014 Stock Plan at any time will equal only the number of shares actually issued upon exercise or settlement of an award, and shares of common stock subject to awards that have been canceled, expired, forfeited or otherwise not issued under an award and shares subject to awards settled in cash will not count as shares issued under the 2014 Stock Plan. The aggregate number of shares of common stock available for issuance under the 2014 Stock Plan at any time will not be reduced by (i) shares of common stock subject to awards that have been terminated, expired unexercised, forfeited or settled in cash; (ii) shares of common stock subject to awards that have been retained or withheld by the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an award; or (iii) shares of common stock subject to awards that otherwise do not result in the issuance of shares in connection with payment or settlement of the award. In addition, shares of common stock that have been delivered (either actually or by attestation) to the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an award will be available for issuance under the 2014 Stock Plan.
Stock Options
All stock options granted under the 2014 Stock Plan will be evidenced an award agreement, which provides, among other things, whether the option is intended to be an incentive stock option or a nonqualified stock option, the number of shares subject to the option, the exercise price, exercisability (or vesting), the term of the option, which may not exceed ten years (five years for incentive stock options granted to 10 percent stockholders of the Company), and other terms and conditions determined by the Compensation Committee. Subject to the express provisions of the 2014 Stock Plan, options generally may be exercised over such period, in installments or otherwise, as the Compensation Committee may determine. The exercise price for any stock option granted may not be less than the fair market value of the common stock subject to that option on the grant date (110% of the fair market value for incentive stock options granted to 10 percent stockholders). The exercise price may be paid in cash or such other method as determined by the Compensation Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an option, the delivery of previously owned shares and withholding of shares deliverable upon exercise. Other than in connection with a change in the Company’s capitalization, we will not, without stockholder approval, reduce the exercise price of a previously awarded option, and, at any time when the exercise price of a previously awarded option is above the fair market value of a share of common stock, we will not, without stockholder approval, cancel and re-grant or exchange such option for cash or a new award with a lower (or no) exercise price.
Stock Appreciation Rights
SARs may be granted alone or in conjunction with all or part of a stock option. Upon exercise of a SAR, the participant is entitled to receive the amount by which the fair market value of the common stock underlying the SAR exceeds the exercise price of the SAR. This amount is payable in common stock, cash, or a combination of common stock and cash, at the Compensation Committee’s discretion.
Restricted Stock and Restricted Stock Units
The Compensation Committee may award restricted stock or RSUs. Awards of restricted stock consist of shares of common stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. An award of RSUs represents the right to receive a share of common stock for each RSU (or a cash payment in lieu of the shares) only after specified conditions are satisfied. The Compensation Committee will determine the restrictions and conditions applicable to each award of restricted stock or RSUs, which may include continued service or performance-based vesting conditions.
Performance Incentive Awards
The Compensation Committee may award performance incentive awards that are intended to qualify as “performance-based compensation” under Section 162(m), which may be cash bonus awards or stock-based awards, as determined by the Compensation Committee. The Compensation Committee will specify the length of the performance period, the type of performance incentive award to be issued, the performance criteria that will be used to establish the performance goals (from the list of performance criteria set forth above), and the applicable performance goals. Unless otherwise provided by the Compensation Committee, a participant must be employed by the Company or a subsidiary through the performance period, or through a specified period of service following the performance period, to be eligible for payment in respect of a performance incentive award.
The Compensation Committee will determine the amount of the performance incentive awards earned after the end of the applicable performance period. The Compensation Committee has the discretion to eliminate or reduce the size of a performance incentive award earned for a performance period, in its sole discretion, provided, that awards that are intended to qualify as “performance-based compensation” under Section 162(m) may not be adjusted upward.

The Compensation Committee considers the effect of Section 162(m) in structuring awards under the 2014 Stock Plan. But, if the Compensation Committee determines that is advisable to grant awards that will not qualify as performance-based compensation under Section 162(m), the Compensation Committee may grant awards to any eligible person (including any “covered employee” under Section 162(m)) without satisfying the requirements of Section 162(m).
Other Stock-Based Awards
The Compensation Committee may award other forms of awards that are valued, in whole or in part, by reference to, or otherwise payable in or based on, shares of common stock, under the 2014 Stock Plan. Subject to the terms of the 2014 Stock Plan, the Compensation Committee will determine the restrictions and conditions applicable to each such award, the number of shares of common stock or share units (or the cash equivalent of the shares or units) to be granted, and all other terms and conditions of the other stock-based awards.
Transferability
Awards generally may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and each option or SAR may be exercisable only by the participant during his or her lifetime, except in the limited circumstances described in the 2014 Stock Plan.
Change in Control
Unless otherwise provided in an award agreement or other written agreement, the Compensation Committee may provide that any or all of the following will occur upon a participant’s termination of employment without cause within 24 months following a change in control (with respect to awards that are assumed or continued in connection with the change in control): (i) for options or SARs, the participant will be able to exercise any portion of the option or SAR not previously exercisable; (ii) for awards (other than performance incentive awards) that vest subject to performance conditions, all vesting conditions will immediately lapse and the participant will have the right to receive a payment based on performance through a date determined by the Compensation Committee; (iii) for restricted stock or RSUs (other than those referenced in item (ii)), all vesting conditions will immediately lapse; and (iv) performance incentive awards will be subject to vesting or payment, as provided in the applicable award agreement.
In the event of a change in control in which the acquiring or surviving company in the transaction does not assume or continue outstanding awards, all awards that will be treated as follows effective immediately prior to the change in control: (a) for options or SARs, the participant will be able to exercise the option or SAR, including any portion of the award not previously exercisable; (b) for awards (other than performance incentive awards) that vest subject to performance conditions, all vesting conditions will immediately lapse and the participant will have the right to receive a payment based on performance through a date determined by the Compensation Committee; (c) for restricted stock or RSUs (other than those referenced in item (b)), vesting conditions will immediately lapse: and (d) performance incentive awards will be subject to vesting or payment, as provided in the applicable award agreement.
Amendment and Termination
The Board of Directors has the right to amend, alter, suspend or terminate the 2014 Stock Plan at any time, provided certain enumerated material amendments may not be made without stockholder approval. No amendment or alteration to the 2014 Stock Plan or an award or award agreement will be made that would impair the rights of the holder, without such holder’s consent, however, no consent will be required if the Compensation Committee determines in its sole discretion and prior to the date of any change in control that such amendment or alteration either is required or advisable in order for us, the 2014 Stock Plan or the award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or is not reasonably likely to significantly diminish the benefits provided under such award, or that any such diminishment has been adequately compensated.
The 2014 Stock Plan will remain available for the grant of awards until February 5, 2024, unless earlier terminated by the Board of Directors.
The Board of Directors unanimously recommends that you vote FOR the approval of the material terms of the performance goals included in the Continental Building Products, Inc. Amended and Restated 2014 Stock Incentive Plan.

PROPOSAL NO. 4- ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the Dodd-Frank Act and related rules of the Securities and Exchange Commission, which we refer to as the SEC, we are providing stockholders an advisory vote on the compensation of our named executive officers. The advisory vote is a non-binding vote on the compensation of our named executive officers as described in this proxy statement in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the Company’s accompanying narrative disclosure. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. As an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act, we did not have an advisory stockholder vote on our named executive offer compensation at the 2016 Annual Meeting.
In connection with this proposal, you are encouraged to carefully review the Compensation Discussion and Analysis section as well as the information contained in the executive compensation tables and accompanying narrative discussion contained in this proxy statement. The Compensation Committee of the Board of Directors believes our executive compensation program is reasonable and aligned with stockholder interests.
The vote on our executive compensation programs is advisory and non-binding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, will consider the outcome of the vote when making future compensation decisions regarding our named executive officers.
Our stockholders are being asked to approve by advisory vote the following resolution relating to the compensation of the named executive officers in this proxy statement:
“RESOLVED, that Continental Building Products, Inc.’s stockholders hereby approve the compensation paid to the company’s executive officers named in the Summary Compensation Table of this Proxy Statement, as that compensation is disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion included in this proxy statement.”
The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of the Company's named executive officers.

PROPOSAL NO. 5 - ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, we are asking stockholders to vote on whether future advisory votes on executive compensation should occur every year, every two years or every three years. Accordingly, stockholders will be able to specify one of four choices for Proposal 5 on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board of Director’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors.
After careful consideration, the Board of Directors has considered the matter and determined to recommend that shareholders vote for holding the advisory vote on executive compensation every year. While our executive compensation program is designed to promote a long-term connection between pay and performance, the Board of Directors recognizes that executive compensation disclosures are made annually. Accordingly, the Board of Directors believes that an annual advisory say-on-pay vote will allow our stockholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year.
The Board of Directors unanimously recommends that you vote for, on an advisory basis, ONE YEAR for the frequency of future advisory votes on named executive officer compensation.

THE BOARD OF DIRECTORS AND ITS COMMITTEES
The Board of Directors believes the Board, as a whole, should possess the requisite combination of skills, professional experience, and diversity of backgrounds to oversee the Company’s business. The Board of Directors also believes there are certain attributes each individual director should possess, as reflected in the Board of Directors’ membership criteria. Accordingly, the Board of Directors and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually as well as in the broader context of the Board’s overall composition and the Company’s current and future needs. The Nominating and Corporate Governance Committee is responsible for periodically reviewing with the Board the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve. This assessment takes into consideration all factors deemed relevant by the Nominating and Corporate Governance Committee, including the matters described under “Committees of the Board of Directors-Nominating and Corporate Governance Committee” below. For incumbent directors, the factors also include past performance on the Board of Directors and its committees. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it also considers diversity of viewpoints, backgrounds, experience and other demographics in evaluating director candidates.
Our Board has established a tenure limitation by which no Board member may serve as a director for more than nine consecutive years and an age limitation by which no Board member may commence a term as director after attaining the age of 72. Board members participate in professional development activities in order to ensure that they are current and up to date on issues of importance to boards of public companies. The Board and each of its committees regularly evaluate their performance in an effort to determine ways to improve their performance. Led by the non-executive Chair of the Board, the independent members of the Board regularly meet in executive session without management present in order to discuss and evaluate management's operation of the business.
The following table sets forth the names, ages and background information of the nominees for election as director and the current members of the Board of Directors who will continue serving following the Annual Meeting, as well as each individual’s specific experience, qualifications and skills that led the Board of Directors to conclude that each such nominee/director should serve on the Board of Directors. The individuals who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter.

Nominees

Name and Experience	Age	Class
Edward Bosowski
Mr. Bosowski has been a member of our Board of Directors since February 2014 and began serving as Chairman of the Board in March 2016. Mr. Bosowski worked for USG Corporation (USG), the largest manufacturer of gypsum wallboard in the United States, for over 30 years. His final position at USG was Executive Vice President, Chief Strategy Officer, and President and CEO of USG’s international subsidiary, positions he held from 2006 to 2008. From 2001 to 2006, his responsibilities included being a member of the Office of the President for USG Corporation and several direct reporting relationships, including USG’s distribution subsidiary, its international subsidiary and various staff functions. From 1996 to 2001, he served as Executive Vice President of Sales and Marketing for the domestic gypsum business and became President and CEO of the North American Gypsum Business Unit. After joining USG in 1976, Mr. Bosowski held various positions and leadership roles in several operations and staff functions, including finance, marketing, supply chain, information technology, research and development, engineering, technical services, and business development.
Mr. Bosowski brings a significant level of industry experience to the Board, developed during his more than 30 years in the gypsum industry. His extensive expertise and broad leadership roles in the North American gypsum industry provide valuable insight and guidance.
	62	III

Michael O. Moore
Mr. Moore has been a member of our Board of Directors since February 2014. Since October 2016, Mr. Moore has served as Interim Chief Financial Officer of Formal Mills, Inc., a chain of off-price retail stores. Until August 2014, Mr. Moore served as Executive Vice President, Chief Financial Officer and Assistant Secretary of Ruby Tuesday, Inc., a national owner, operator or franchisor of casual dining restaurants, a position he held since April 2012. Prior to joining Ruby Tuesday, Mr. Moore was employed with Sun Capital Partners as Executive Vice President and Chief Financial Officer of Pamida Stores from February 2009 to March 2012 and as Interim Chief Financial Officer of Kellwood, Inc. from November 2008 to February 2009. Prior to his tenure with Sun Capital Partners, Mr. Moore served as Executive Vice President and Chief Financial Officer of Advanced Auto Parts from December 2005 to February 2008. Additionally, prior to December 2005, among other positions, Mr. Moore served as Executive Vice President and Chief Financial Officer of The Cato Corporation and as Senior Vice President and Chief Financial Officer of Bloomingdales.
Mr. Moore brings a significant level of financial and accounting expertise to the Board developed during his more than 30-year career. Mr. Moore’s wealth of public company experience provides valuable insight regarding public company reporting matters, as well as insight into management’s day-to-day duties and responsibilities.
	66	III

Jack Sweeny
Mr. Sweeny has been a member of our Board of Directors since February 2014. Mr. Sweeny worked for Temple-Inland, Inc., a leading building products company, for 40 years. His final position at Temple-Inland was Group Vice President of Temple-Inland, a position he held from 2002 to 2010. Prior to becoming Group Vice President, Mr. Sweeny served as Vice President of Forest Operations from 1995 to 2002 and as Vice President of Operations from 1984 to 1995. After joining Temple-Inland in 1970, Mr. Sweeny held various positions and leadership roles at the company, including managing its marketing department. Mr. Sweeny is a member of the board of directors of First Bank & Trust East Texas.
Mr. Sweeny brings broad industry expertise to the Board of Directors developed during his 40 years in the building products industry, including experience with all aspects of the gypsum wallboard manufacturing process. His experience provides valuable insight and guidance to the Board on the building products industry as a whole.
	70	III

Continuing Directors

Name and Experience	Age	Class
James Bachmann
Mr. Bachmann has served as our President and Chief Executive Officer since January 2015 and has been a member of our Board of Directors since March 2015. Mr. Bachmann served as our Chief Financial Officer from January 2014 to May 2015 and also briefly served as our interim Chief Executive Officer from November 2014 to January 2015. Prior to becoming our Chief Financial Officer in January 2014, Mr. Bachmann served as Chief Financial Officer of Lafarge USA and co-Chief Financial Officer of Lafarge North America Inc., or Lafarge, from November 2012 through December 31, 2013. He served as Senior Vice President Finance - Investor Relations of Lafarge S.A. from January 2008 through October 2012, Senior Vice President and Controller of Lafarge from November 2005 to June 2006, Vice President Finance - Aggregates, Concrete, and Asphalt Division of Lafarge from February 2004 to November 2005, Vice President Controller of the Gypsum Division of Lafarge from May 2002 to February 2004, and worked at Arthur Andersen from September 1990 to April 2002. Mr. Bachmann received a BSBA from Georgetown University.
As our President and Chief Executive Officer, Mr. Bachmann brings a deep understanding of our business, industry, operations, and strategic planning to the Board. Mr. Bachmann also has extensive institutional knowledge gained through his more than 11 years of experience with Lafarge and Lafarge SA. Mr. Bachmann’s service also provides a direct and open channel of communication between the Board and senior management.
	48	II

Michael J. Keough
Mr. Keough has been a member of our Board of Directors since March 2016. From November 2012, through January 2016, Mr. Keough served as President and Chief Executive Officer of Stronghaven Inc., a manufacturer of high-impact, cost effective packaging, displays and signage solutions. From May 2010 through November 2012 Mr. Keough was a principal in the Keough Group, LLC, a consulting firm. From January 2005 through May 2010 Mr. Keough was President and Chief Executive Officer of Caraustar Industries, a manufacturer of paperboard and paperboard products, and from March 2002 to December 2004, he served as Senior Vice President and Chief Operating Officer of Caraustar Industries. Prior to Caraustar Industries, Mr. Keough worked for 16 years at Gaylord Container Corporation where he held various positions, ultimately serving as President and Chief Operating Officer.
Mr. Keough brings broad operating experience to the Board of Directors developed over 40 years in industry. His experience provides valuable insights into a wide variety of operational and management issues we may face.
	66	I

Ira S. Strassberg
Mr. Strassberg has served as Chief Financial Officer for Cantor Commercial Real Estate Company L.P. (CCRE), a commercial real estate finance firm, since 2014, and as Chief Financial Officer for Berkeley Point Capital LLC, a commercial real estate finance firm specializing in multifamily housing that is an indirect wholly owned subsidiary of CCRE, since 2012. From 2008 to 2012 Mr. Strassberg served as Senior Vice President and Multifamily Chief Financial Officer for Fannie Mae. From 2006 to 2008 Mr. Strassberg served as Chief Financial Officer for Walker & Dunlop, a commercial real estate financial services provider.
Mr. Strassberg brings a significant level of financial and accounting expertise to the Board, particularly focused on the real estate and financial services industries. His public company experience and deep knowledge of real estate finance provide valuable insight into the reporting requirements faced by public companies in the Company's sector.
	50	II

Chantal D. Veevaete
Ms. Veevaete has been a member of our Board of Directors since March 2016. From May 2012 through December 2014, Ms. Veevaete served as Senior Vice President, Human Resources of Phillips 66, a diversified energy and logistics company, and prior to that she served as Designated Leader, Human Resources with ConocoPhillips, where she helped implement the separation of Phillips 66 from ConocoPhillips. From April 2009 through January 2012, Ms. Veevaete served as Vice President, Human Resources of Chevron Phillips Chemical, a chemical producer jointly owned by Chevron and Phillips 66. From August 2005 through February 2009, Ms. Veevaete served as Vice President, Human Resources of Medco Health Solutions (Accredo Health Division).
Ms. Veevaete brings a significant level of expertise in human resources, talent management and succession planning to the Board developed over more than 25 years in business. Her expertise provides valuable insights to the board on these matters, as well as insights into day-to-day operational management of the business.
	59	I

Meetings of the Board of Directors
The Board of Directors holds regularly scheduled meetings throughout the year and holds additional meetings from time to time as the Board of Directors deems necessary or desirable to carry out its responsibilities. The Board of Directors held nine meetings in fiscal 2016. All directors attended at least 75% of all meetings of the Board of Directors and of the committees thereof on which they served during the year. The Board of Directors has a policy that directors are encouraged to attend the annual meetings of stockholders. Mr. Bachmann was the only director who attended the 2016 annual meeting of stockholders.
Director Compensation
As set forth in its charter, the Compensation Committee is responsible for reviewing the compensation of our non-employee directors and recommending any changes in such compensation to the Board as appropriate. In accordance with this authority, the Compensation Committee has engaged an independent compensation consultant, Aon Hewitt, to provide advice on matters related to director compensation.
For 2016, each of our independent directors received an annual cash retainer of $50,000, except that our non-executive chairman received an annual cash retainer of $75,000. Our independent directors also received an annual fee of $5,000 for service as a member of a committee, other than the Audit Committee, whose members received an annual fee of $7,500. Directors received an additional $8,000 annual fee for service as chairperson of a committee of the Board, other than the chair of the Audit Committee, who received an annual fee of $12,500. Cash fees are paid quarterly in arrears. Finally, independent directors also received an annual equity grant, with a target value of $57,000 for all directors other than our non-executive chairman whose annual equity grant had a target value of $85,500. These annual equity grants were made in the form of restricted stock units, which vest on the first anniversary of the grant date. The Company does not provide pensions, medical benefits or other benefit programs to non-employee directors. Directors who are also members of management are not separately compensated for their services as a director.
Ms. Veevaete and Mr. Keough joined our Board on March 11, 2016. Although these directors received a full annual equity grant for 2016, their annual retainer and committee fees were reduced to reflect their partial year of service, with payments commencing in the second quarter of 2016.The chairman cash and equity fees paid to Mr. Bosowski were prorated for the number of days Mr. Bosowski was in the chairman role.
The table below sets forth the compensation earned by or paid to each of the Company’s non-management directors during 2016:

Name (1)	Fees earned or paid in cash ($)	Stock awards ($)(2)	Total ($)
Edward Bosowski	90,240	83,355	173,595
Michael Keough	41,250	60,365	101,615
Michael O. Moore	67,500	60,506	128,006
Jack Sweeny	65,500	60,506	126,006
Chantal Veevaete	41,250	60,365	101,615

(1)
Messrs. Boggess, Wilbeck, and Volluz each resigned from our Board on March 18, 2016, following the sale by LSF8 Gypsum Holdings, L.P., an affiliate of Lone Star Funds, of all of its shares of the Company’s common stock. Such individuals received no compensation for their service as members of our Board. Mr. Strassberg joined our Board in 2017 and did not receive any compensation from the Company in 2016.

(2)
Represents the aggregate grant date fair value of restricted stock unit, or RSU, awards granted on March 11, 2016 (for Messrs. Bosowski, Moore, and Sweeny), March 14, 2016 (for Ms. Veevaete and Mr. Keough) and May 5, 2016 (for Mr. Bosowski, in connection with his election to serve as Chairman of the Board), under our 2014 Stock Incentive Plan. These values are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation, or ASC 718, based on the closing price of our common stock on the respective grant dates.

As of December 31, 2016, Mr. Bosowski held an aggregate of 5,106 unvested shares of restricted stock and RSUs and 2,500 stock options (1,250 of which were exercisable), Mr. Moore held an aggregate of 3,942 unvested shares of restricted stock and RSUs and 2,500 stock options (1,250 of which were exercisable), Mr. Sweeny held an aggregate of 3,943 unvested shares of restricted stock and RSUs and 2,500 stock options (1,250 of which were exercisable), and Ms. Veevaete and Mr. Keough each held an aggregate of 3,526 unvested shares of restricted stock.

Director Stock Ownership Guidelines and Hedging Policy
In 2015, our Board adopted Stock Ownership Guidelines applicable to non-employee directors, pursuant to which each non-employee director is required to own and hold, at a minimum, that number of shares of the Company’s common stock having a market value equal to at least three times the director’s annual cash retainer. For purposes of the guidelines, common stock includes all shares of common stock no matter how acquired (i.e., whether through the vesting of restricted shares or restricted stock units or through shares purchased on the open market) as well as unvested restricted shares and restricted stock units held by the director. Directors are given five years from the later of the date of adoption of the guidelines or becoming a director to comply with these ownership requirements. As of the end of 2016, all of our directors were on track to meet the ownership guidelines within or before such timeframes.
In 2016, our Board also adopted a Hedging Policy that applies to our executive officers and non-employee directors. This policy prohibits our executive officers and directors from purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of the Company’s common stock (including, but not limited to options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds). See Compensation Discussion and Analysis - Hedging Policy” below for additional information on this policy.
2017 Director Compensation Program Changes
In November of 2016, our Compensation Committee reviewed our non-employee director compensation program and approved certain changes. In conducting this review, the Compensation Committee, in consultation with Aon Hewitt, compared our director compensation program to that of a selected industry peer group, which is discussed in further detail below under “Compensation Discussion and Analysis - General Industry Peer Group.” Based on the information provided by Aon Hewitt, our Compensation Committee determined that our non-employee directors’ total annual compensation (consisting of cash and equity-based compensation) was slightly under the 25th percentile of the Company’s peer group. Based upon the Compensation Committee’s desire to set director compensation at the approximate median of our peer group, and consistent with our compensation philosophy, the Compensation Committee recommended and the Board approved the following modifications to our non-employee director compensation program, which took effect on January 1, 2017:

•	Increase in our non-executive chairman annual cash retainer to $112,500;

•
Increases in our annual committee chairperson retainers as follows: Audit Committee chairperson - $15,000, Compensation Committee chairperson - $12,000, Nominating and Corporate Governance Committee chairperson - $10,000;

•
Increases in our annual committee member retainers as follows: Audit Committee member - $10,000, Compensation Committee member - $7,000, Nominating and Corporate Governance Committee member - $7,000; and

•	Increase in the target value of the annual equity grant for all non-employee directors to $75,000.
Director Independence
The Board of Directors has affirmatively determined that each of Messrs. Bosowski, Keough, Moore, Strassberg and Sweeny and Ms. Veevaete is independent under the New York Stock Exchange ("NYSE") rules. The NYSE’s definition of independence includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company, which would prevent a director from being independent.
Board Leadership Structure
The Company’s Principles of Corporate Governance provide that the Board shall periodically evaluate and make a determination regarding whether or not to separate the roles of Chairman and Chief Executive Officer based upon the circumstances. Currently, the roles are separate and the Board is led by a non-executive independent Chairman, Mr. Bosowski. The Board has determined that having a non-executive Chairman provides significant advantages to the Board, as it allows our Chief Executive Officer to focus on the Company’s day-to-day operations, while allowing the Chairman to lead our Board of Directors in its role of providing oversight and advice to management. The Principles of Corporate Governance, however, provide us with the flexibility to combine these roles in the future, permitting the roles of Chief Executive Officer and Chairman to be filled by the same individual. This provides our Board of Directors with flexibility to determine whether the two roles should be combined in the future based on our company’s needs and our Board of Directors’ assessment of our leadership structure from time to time.
In addition, pursuant to the Company’s Principles of Corporate Governance, the independent directors may appoint an independent director to serve as the lead independent director for a period of time as determined by the independent directors as a group. The lead independent director’s responsibilities will include such responsibilities delegated thereto by the Board, and may also include: presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; approving information sent to the Board; approving the agenda and schedule for Board meetings to provide that there is sufficient time for discussion of all agenda items; serving as liaison between the Chairman and the independent directors; and being available for consultation and communication with major stockholders upon request. Any lead independent director shall have the authority to call executive sessions of the independent directors. If the Chairman of the Board is an independent director, he or she shall act as the lead independent director.
The Board’s Role in Risk Oversight
The Board of Directors oversees the Company’s risk management process. The Board oversees a Company-wide approach to risk management, designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. The Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational/strategic, health and safety, and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions and financial matters.
While the Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee reviews and discusses the Company’s practices with respect to risk assessment and risk management. The Audit Committee also focuses on financial risk, including internal controls, and discusses the Company’s risk profile with the Company’s independent registered public accounting firm. In addition, the Audit Committee oversees the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s Code of Ethics and Business Conduct and policies and procedures for monitoring compliance. The Compensation Committee periodically reviews compensation practices and policies to determine whether they encourage excessive risk taking, including an annual review of management’s assessment of the risk associated with the Company’s compensation programs covering its employees, including executives, and discusses the concept of risk as it relates to the Company’s compensation programs. Finally, the Nominating and Corporate Governance Committee manages risks associated with the independence of directors and Board nominees. Management regularly reports on applicable risks to the relevant committee or the Board, as appropriate, including reports on significant Company projects, with additional review or reporting on risks being conducted as needed or as requested by the Board and its committees.

Succession Planning and Leadership Development

One of our Board’s primary responsibilities is to confirm that we have the appropriate management talent to successfully pursue our strategies. The directors regularly discuss management succession with the CEO and during the Board’s executive sessions. The Board reviews candidates for all senior management positions to confirm that qualified candidates are available for all positions and that development plans are being utilized to strengthen the skills and qualifications of candidates. Our non- executive Chairman of the Board oversees the process for CEO succession and leads, at least annually, the Board’s discussion of CEO succession planning. Our CEO provides the Board with recommendations for and evaluations of potential CEO successors and reviews with the Board development plans for these successors. Directors engage with potential CEO and senior management talent at Board and committee meetings and in less formal settings to enable directors to personally assess candidates. The Board reviews succession in the ordinary course of business as well as to conduct contingency planning in the event of an emergency or unanticipated event.
Committees of the Board of Directors
The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these Committees is governed by a charter adopted by the Board of Directors.

Audit Committee - The primary responsibilities of our Audit Committee is to oversee the accounting and financial reporting processes of our company as well as our subsidiary companies, and to oversee the internal and external audit processes. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information provided to stockholders and others, and the system of internal controls established by management and the Board of Directors. The Audit Committee oversees the independent auditors, including their independence and objectivity. The Audit Committee is empowered to retain independent legal counsel and other advisers as it deems necessary or appropriate to assist it in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisers.
From January 1, 2016 through December 31, 2016, the Audit Committee was comprised of Messrs. Bosowski, Moore and Sweeny, with Mr. Moore serving as chair. Since December 31, 2016, the Audit Committee has been comprised of Messrs. Keough, Moore and Sweeny, with Mr. Moore serving as chair. The Board of Directors has determined that each of Messrs. Bosowski, Keough, Moore and Sweeny is independent, as defined under and required by the federal securities laws and the NYSE rules. The Board of Directors has also determined that Mr. Moore qualifies as an audit committee financial expert under the federal securities laws and that each member of the Audit Committee is “financially literate” as required under NYSE rules, as such qualification is interpreted by the Board of Directors in its business judgment. The Audit Committee held five meetings during fiscal 2016.
Compensation Committee - The primary responsibility of our Compensation Committee is to periodically review and approve, or recommend that the full Board or the independent members of the Board review and approve, the compensation and other benefits for our employees, officers and independent directors. This includes reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers in light of those goals and objectives, and setting compensation for these officers based on those evaluations. Our Compensation Committee also administers and has discretionary authority over the issuance of stock awards under our equity incentive plan. The Compensation Committee may delegate authority to review and approve the compensation of our employees to certain of our executive officers, including with respect to awards made under our equity incentive plan. Even where the Compensation Committee does not delegate authority, our executive officers will typically make recommendations to the Compensation Committee regarding compensation to be paid to our employees and the size of grants of stock option, restricted stock and other forms of stock-based compensation.
From January 1, 2016 to February 19, 2016, the Compensation Committee was comprised of Messrs. Brad Boggess, Bosowski and Moore, with Mr. Boggess serving as chair. From February 19, 2016 to March 14, 2016, the Compensation Committee was comprised of Messrs. Bosowski, Moore and Sweeny, with Mr. Bosowski serving as chair. Since March 14, 2016, the Compensation Committee has been comprised of Messrs. Bosowski and Moore and Ms. Veevaete, with Mr. Bosowski serving as chair; however, Ms. Veevate began serving as chair on January 1, 2017. The Board has determined that each of Messrs. Bosowski, Moore and Sweeny and Ms. Veevaete is independent, as defined under and required by the federal securities laws and the NYSE rules.
The Compensation Committee held three meetings in fiscal 2016.
Compensation Committee Interlocks and Insider Participation - During the last completed fiscal year, Messrs. Boggess, Bosowski, Moore and Sweeny and Ms. Veevaete served as members of our Compensation Committee. None of our executive officers currently serves or has served during the last completed fiscal year, as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors. For a description of the transactions between us and entities affiliated with Mr. Boggess, a former member of the Compensation Committee, see the transactions described under “Certain Relationships and Related Transactions” below.
Nominating and Corporate Governance Committee - Our Nominating and Corporate Governance Committee oversees all aspects of our corporate governance functions. The Nominating and Corporate Governance Committee makes recommendations to our Board of Directors regarding director candidates and assists our Board of directors in determining the composition of our Board of Directors and its committees. The qualifications that the Nominating and Corporate Governance Committee and Board of Directors consider in identifying qualified candidates to serve as directors include age, skills, such as financial background and skills, education, professional and academic affiliations, industries served, length of service, positions held, and geographies served. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it also considers diversity of viewpoints, backgrounds, experience and other demographics in evaluating director candidates. The Nominating and Corporate Governance Committee may also consult with outside advisers or retain search firms to assist in the search for qualified candidates. Once potential candidates are identified, including those candidates nominated by stockholders, the Nominating and Corporate Governance Committee reviews the backgrounds of those candidates. Final candidates are then chosen and then interviewed by other Board or management representatives. Based on the interviews, the Nominating and Corporate Governance Committee then makes its recommendation to the Board of Directors. If the Board of Directors approves the recommendation, the candidate is nominated for election. With regard to procedures for stockholder nominations of directors candidates, please see the requirements described below under “Stockholder Proposals.”

From January 1, 2016 to February 19, 2016, the Nominating and Corporate Governance Committee was comprised of Messrs. Boggess, Bosowski and Sweeny, with Mr. Sweeny serving as chair. From February 19, 2016 to March 14, 2016, the Nominating and Corporate Governance Committee was comprised of Messrs. Bosowski, Moore and Sweeny, with Mr. Sweeny serving as chair. Since March 14, 2016, the Nominating and Governance Committee has been comprised of Messrs. Bosowski, Keough and Sweeny, with Mr. Sweeny serving as chair. The Board has determined that each of Messrs. Bosowski, Keough, Moore and Sweeny is independent under NYSE rules.
The Nominating and Corporate Governance Committee held three meetings in fiscal 2016.
Controlled Company Transition - We previously qualified as a “controlled company” under the NYSE rules based on the aggregate ownership of Lone Star Funds, a former controlling stockholder, and for so long as we were a controlled company, we were not required to have a compensation committee or a nominating and corporate governance committee comprised entirely of independent directors. However, following the loss of our controlled company status in connection with the March 2015 secondary public offering, we became subject to the NYSE transition rules. Under these rules, each of our Compensation Committee and our Nominating and Corporate Governance Committee was required to have one independent director as of the date we no longer a controlled company, be a majority independent no later than 90 days after such date and entirely independent within one year of such date. As of February 19, 2016, we had fully complied with these transition requirements. On March 18, 2016, Lone Star Funds sold its remaining shares of our common stock and, to our knowledge, no longer holds any ownership interest in the Company.
Committee Charters - The Board of Directors has adopted formal charters for each of its three standing committees. These charters establish the missions of the respective committees as well as committee membership guidelines. They also define the purpose, duties and responsibilities of each committee in relation to the committee’s role in supporting the Board of Directors and assisting the Board in discharging its duties in supervising and governing the Company. The charters are available on the Company’s website at www.continental-bp.com by following the links to “Investor Relations” and “Corporate Governance” or upon written request to the Company, as set forth under “Corporate Governance-Availability of Documents” below.
Contacting the Board of Directors
Stockholders and other parties interested in communicating directly with the Board of Directors, non-management directors as a group or individual directors, including the lead independent director, whether to provide comments, to report concerns, or to ask a question, may do so by email at cbpdirectors@continental-bp.com or by writing to the following address: Corporate Secretary, Continental Building Products, Inc., 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170, indicating to whose attention the communication should be directed. You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier or other interested party.
Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in, or as directed by, the communication. In that regard, the Board of Directors has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded, such as product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Company monitors developments in the area of corporate governance and reviews its processes and procedures in light of such developments. Accordingly, the Company reviews federal laws affecting corporate governance, such as the Sarbanes-Oxley Act, and the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as various rules promulgated by the SEC and the NYSE. The Company believes that it has procedures and practices in place, which are designed to enhance and protect the interests of its stockholders.
The Board of Directors has approved Principles of Corporate Governance for the Company. The Principles of Corporate Governance address, among other things:

•	The role of the Board of Directors;

•	The composition of the Board of Directors, including size and membership criteria;

•	Board leadership;

•	Service on other boards and audit committees;

•	Functioning of the Board, including regularly held meetings and executive sessions of independent directors;

•	Structure and functioning of the committees of the Board;

•	Director access to management, employees and advisers;

•	Director compensation;

•	Succession planning; and

•	Board and committee performance evaluations.
Code of Ethics and Business Conduct
In addition to the Principles of Corporate Governance, the Board of Directors has adopted a Code of Ethics and Business Conduct. The Code of Ethics and Business Conduct, along with the Principles of Corporate Governance, serves as the foundation for the Company’s system of corporate governance. It provides guidance for maintaining ethical behavior, requires that directors and employees comply with applicable laws and regulations, prohibits conflicts of interest and provides mechanisms for reporting violations of the Company’s policies and procedures.
In the event the Company makes any amendment to, or grants any waiver from, a provision of the Code of Ethics and Business Conduct that applies to the principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC rules, the Company will disclose such amendment or waiver and the reasons therefor on its website at www.continental-bp.com.
Availability of Documents
The full text of the Principles of Corporate Governance, the Code of Ethics and Business Conduct and the Charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are accessible by following the links to “Investor Relations” and “Corporate Governance” on the Company’s website at www.continental-bp.com. The Company will furnish without charge a copy of the foregoing to any person making such a request in writing and stating that he or she is a beneficial owner of common stock of the Company. Requests should be addressed to: Continental Building Products, Inc., 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170, Attention: Investor Relations.

AUDIT COMMITTEE MATTERS
Report of the Audit Committee
The Audit Committee hereby reports as follows:

1.
Management has primary responsibility for the accuracy and fairness of the Company’s consolidated financial statements as well as the processes employed to prepare the financial statements, and the system of internal control over financial reporting.

2.
The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the Company’s accounting, financial reporting, financial practices and system of internal controls. As part of its oversight role, the Audit Committee has reviewed and discussed with Company’s management the Company’s audited consolidated financial statements included in its 2016 Annual Report on Form 10-K.

3.
The Audit Committee has discussed with the Company’s independent registered public accounting firm, Ernst & Young, the overall scope of and plans for its audit. The Audit Committee has met with Ernst & Young, with and without management present, to discuss the Company’s financial reporting processes and system of internal control over financial reporting in addition to those matters required to be discussed with the independent auditors under the rules adopted by the Public Company Accounting Oversight Board, or the PCAOB, in Rule 3200T.

4.
The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young their independence.

5.
Based on the review and discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Board of Directors and the Board of Directors has approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

Michael Moore, Chair
Michael Keough
Jack Sweeny

Audit and Non-Audit Fees
Set forth below are the fees billed to the Company to its independent registered public accounting firm, Ernst & Young, for the fiscal periods indicated.

	For the Year Ended December 31,
	2016	2015
Audit fees	$1,540,999	$1,361,465
Audit related fees	116,000	39
Tax fees	—	20
All other fees		—
Total	$1,656,999	$1,420,055
Audit Fees - Consist of fees for professional services provided in connection with the annual audit of the Company’s consolidated financial statements; the reviews of the Company’s quarterly results of operations and reports on Form 10-Q; the services that an independent auditor would customarily provide in connection with audits of the Company’s subsidiaries, other regulatory filings, and similar engagements for each fiscal year shown, such as consents and reviews of documents filed with the SEC and fees related to secondary offerings of the Company’s stock by Lone Star Funds, a former controlling stockholder.
Audit Related Fees - Consist of fees for professional services provided in connection with the audit of the Company’s 401(k) benefit plan, debt refinancing and interest rate swaps.
Tax Fees - Consist of fees for tax compliance, tax advice and tax planning.
All Other Fees - Consist of fees for professional services provided in connection with the Company’s implementation of a new information technology system.
Pre-Approval Policies and Procedures
The Board of Directors has adopted a written policy for the pre-approval of certain audit and non-audit services, which Ernst & Young provides. The policy balances the need to ensure the independence of Ernst & Young while recognizing that in certain situations Ernst & Young may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee in compliance with the Sarbanes-Oxley Act of 2002. Certain basic services may also be pre-approved by the Chairman of the Audit Committee under the policy. However, any service that is not specifically pre-approved under the policy must be specifically pre-approved by the Audit Committee if it is to be provided by the independent registered public accounting firm. In determining whether or not to pre-approve services, the Audit Committee determines whether the service is a permissible service under the SEC’s rules, and, if permissible, the potential effect of such services on the independence of the Company’s independent registered public accounting firm. All of the fees identified in the table above were approved in accordance with SEC requirements and pursuant to the policies and procedures described above.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The executive compensation disclosure that follows explains the compensation awarded to, earned by or paid to James Bachmann, our President and Chief Executive Officer, Dennis Schemm, our Senior Vice President and Chief Financial Officer, Muhammad Shahbaz Malik, our Senior Vice President Sales, Marketing and Supply Chain, Timothy Power, our Senior Vice President General Counsel and David Obergefell, our Senior Vice President Manufacturing. The last three names represent our three most highly compensated executive officers other than our Chief Executive Officer and our Chief Financial Officer for 2016. We refer to these individuals in this Proxy Statement as our named executive officers or NEOs. The Compensation Committee of our Board of Directors makes all decisions regarding the compensation of our NEOs, except that the independent members of the full Board of Directors make all decisions regarding the compensation of the CEO.
Executive Summary
Continental Building Products is a leading manufacturer of gypsum wallboard and complementary finishing products. Our manufacturing facilities and sales efforts are concentrated in the eastern United States and Canada. Our strategy is to focus on the drywall industry and related products with a modern plant footprint and seasoned, proven operating capabilities. We are a low cost manufacturer and a high quality, reliable supplier to customers in prominent North American markets. We create shareholder value by generating industry leading free cash flow yields. Our compensation programs are intended to align with our strategy and have been designed to foster effective execution and to drive our management team to maximize profits.
Our financial performance during the 2016 fiscal year was the best full year for the business in terms of net income, and earnings per share since operating as a publicly traded company. Specifically, our 2016 performance delivered the following results compared to 2015:

•	Net sales increased by 9.4% to $461.4 million

•	Net income improved 163.5% to $44.0 million

•	Earnings per share increased 176.9% to $1.08

•	Adjusted EBITDA increased by 6.8% to $133.7 million

•	Cash flow from operations increased 41% to $116.3 million
For an understanding of how these measures relate to generally accepted accounting principles, please refer to the section entitled “Non-GAAP Measures” in Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operation of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
We also improved the Company’s financial position and liquidity through a $275 million debt refinancing that will result in annual interest savings of approximately $0.7 million. Further, as part of our focus on operational excellence, we achieved the best safety record in the history of the Company as measured by the OSHA Total Case Rate.

Our Company has delivered substantial improvement in cumulative total return since its inception and outperformed the S&P 500, the Russell 2000 and the S&P 500 Industrials in 2016.

CBPX Share Price Performance TTM Vs. Indices
Indexed Price Performance (Price Indexed to 0%)
40%
30%
20%
10%
0%
-10%
-20%
Jan 01, 2016
Feb 03, 2016
Mar 07, 2016
Apr 08, 2016
May 12, 2016
Jun 14, 2016
Jul 15, 2016
Aug 19, 2016
Sep 21, 2016
Oct 24, 2016
Nov 25, 2016
Dec 30, 2016
CBPX
S&P 500
Russell 2000
S&P 500 Industrials
Source: FactSet Prices

2016 Compensation Program Enhancements
During the 2016 fiscal year, we operated our compensation programs in a manner consistent with our pay-for-performance philosophy and in alignment with our business strategy. As discussed in greater detail below, in 2015, our Compensation Committee undertook a review of the compensation provided to our Named Executive Officers and took a number of actions related to compensation for 2016, the most significant of which were as follows:

•
Total compensation mix: At the beginning of 2016, we adjusted the mix of compensation elements provided to our NEOs and their direct reports, so as to increase the percentage of long-term, at-risk compensation and reduce the percentage of fixed and short-term compensation. The Compensation Committee believes this shift establishes greater alignment between our executives and our stockholders. As a result, our mix of total compensation is well skewed towards performance-based compensation as illustrated by the below charts:

•
Annual incentive plan design: We revised our annual incentive plan to provide for payouts based 80% on the Company’s financial performance and 20% on the executive’s personal performance and we revised the financial performance metrics to include a cash cost per unit performance metric, in addition to adjusted EBITDA, for all NEOs other than our Chief Executive Officer in order to more closely align this incentive with the Company’s low cost strategy.

•
Risk mitigation policies: As part of our efforts to periodically evaluate and implement corporate governance best practices, we adopted Clawback and Hedging policies, which are discussed in further detail below under “Clawback Policy” and “Hedging Policy.”

In addition, in early 2017 our Compensation Committee took the following significant actions relating to our NEO compensation:

•
Elimination of CEO employment agreement: Effective as of March 21, 2017 we eliminated the employment agreement for our Chief Executive Officer, so that Mr. Bachmann is now subject only to our Executive Severance and Change in Control Plan, like all other NEOs. In conjunction with this termination, Mr. Bachmann has entered into a separate non-compete agreement.

Corporate Governance Highlights
Our Compensation Committee continually monitors governance standards pertaining to the oversight of executive compensation programs. In this regard, the following policies and practices are in effect at the Company:

What We Do (Best Practice)
✓	Separate the roles of Chairman and Chief Executive Officer
✓	Enforce strict insider trading policies - adopted hedging policy and enforce blackout trading periods for executives and directors
✓	Set rigorous incentive plan targets that are closely aligned with our strategy
✓	Utilize a clawback policy
✓	Maintain stock ownership guidelines for executives and directors
✓	Set maximum payout limits under both our annual and long-term incentive plans
✓	Provide 50% of our long-term equity compensation value in the form of performance-based restricted stock units (PRSUs), earned only upon financial goal achievement
✓	Limit perquisites and other executive benefits
✓	Provide a general severance and change-in-control plan consistent with market practice, including double-trigger requirements for change-in-control benefits
✓	Retain an independent compensation consultant reporting directly to the Compensation Committee
✓	Establish and oversee our executive compensation program through a committee comprised solely of independent directors
✓	Evaluate the risk of our compensation programs on an annual basis
✓	Seek to optimize the deductibility of performance-based compensation

What We Don’t Allow
X	No hedging of company stock by executives or directors
X	No single-trigger or modified single-trigger change-in-control payments
X	No change-in-control severance multiple in excess of two times salary and target bonus
X	No excise tax gross-ups upon a change in control
X	No defined benefits plans
X	No special supplemental retirement benefits
X	No guaranteed compensation
X	No market timing with the grant of equity awards
X	No employment agreements with any of our NEOs effective March 21, 2017

Compensation Philosophy
Our executive compensation programs, taken as a whole, are intended to achieve the following overarching goals:

•
To enhance shareholder value: Our programs are intended to focus employees’ efforts on the performance metrics that drive shareholder value, with as much line-of-sight as possible, based on individual roles.

•	To pay for performance: Our programs are intended to link rewards to individual and corporate performance and to reward executives for achieving or exceeding performance goals.

•
To be market driven: Our programs are intended to be reflective of U.S. industry standards, offering competitive program design and pay opportunities while balancing our need for talent with our need to maintain reasonable compensation costs.

•	To effectively compete for top management talent: Our programs are designed to attract, motivate, and retain talent willing to commit to building long-term shareholder value.

•
To focus on key objectives: Our programs are intended to encourage decision-making in alignment with our business strategies, and performance goal setting should generally be based on a continuous improvement philosophy.

•
To be straightforward: Our programs are intended to be simple to understand and administer. They are structured in a manner that ensures that employees understand their compensation and how organizational and individual performance translates into rewards.

Compensation Decision Process
Role of the Compensation Committee
The Compensation Committee (the “Committee”) consists of independent directors and is responsible for the review and approval of all aspects of our compensation program. Among its duties, the Committee is responsible for:

•	Overseeing the Company’s overall compensation philosophy, policies and programs, and assessing whether the Company’s compensation philosophy establishes appropriate incentives for executive officers;

•	Assessing the results of the Company’s most recent advisory vote on executive compensation, if any;

•	Evaluating the CEO’s performance and recommending the CEO’s compensation to the independent members of the Full Board for approval;

•	Reviewing and assessing competitive market data;

•	Approving any changes to the compensation program for our other NEOs including, but not limited to, base salaries, annual bonuses, long-term incentives and benefits; and

•	Reviewing, administering and making recommendations to the Board with respect to the Company’s incentive-compensation and equity-based compensation plans that are subject to Board approval.
Following review and discussion, the Committee or the full Board, as applicable, approves our executive compensation. The Committee is supported in its work by our Vice President, Human Resources as well as the Committee’s independent compensation consultant, Aon Hewitt.
Role of Management
For executives other than the CEO, our President and CEO makes pay recommendations to the Committee based on competitive market data and an assessment of individual performance. His recommendations to the Committee are intended to establish appropriate and market-competitive compensation opportunities for our NEOs, consistent with our overall pay philosophy. The Committee reviews and discusses the recommendations, in conjunction with input from the Committee’s independent compensation consultant, in making compensation decisions or recommendations to the full Board. No executive officer participates directly in the final deliberations or determinations regarding his or her own compensation package.

Role of the Independent Compensation Consultant
The Committee retains the services of Aon Hewitt, in accordance with the Committee’s charter. Aon Hewitt reports directly to the Committee. The Committee retains sole authority to hire or terminate Aon Hewitt, approves its professional fees, determines the nature and scope of its services and evaluates its performance. A representative of Aon Hewitt attends Committee meetings, as requested, and communicates with the Committee chair between meetings. The Committee makes all final decisions regarding pay elements or levels or recommendations to the full Board regarding the same.
Aon Hewitt’s specific role for 2016 included the following:

•	Advising the Committee on executive compensation trends and regulatory developments;

•	Developing a peer group of companies to assist in determining competitive compensation rates;

•	Providing a total compensation study to assist in comparing our compensation program against peer companies’ programs;

•	Providing advice to the Committee on governance best practices, as well as any other areas of concern or risk;

•	Assisting the Committee in evaluating the impact of executive compensation programs on organizational risk;

•	Reviewing and commenting on proxy statement disclosure items, including preparation of this CD&A; and

•	Advising the Committee on executive and directors’ pay recommendations.
The Committee has assessed the independence of Aon Hewitt as required by the NYSE listing rules. The Committee reviewed its relationship with Aon Hewitt and considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. Based on this review, the Committee concluded that there are no conflicts of interest raised by the work performed by Aon Hewitt.
Timing of Compensation Decisions
Pay recommendations for our executives, including the NEOs, are typically made by the Committee at its first regularly scheduled meeting of the calendar year, normally held in February and within ninety days of the end of our fiscal year. This meeting is typically held around the same time as we report our fourth quarter and year-end financial results for the preceding fiscal year and provide our financial guidance for the upcoming year. This timing allows the Committee to have a complete financial performance picture prior to making compensation decisions.
Assessments of prior year performance, as well as decisions with respect to annual equity awards, base salary increases and the establishment of target performance levels for the current year and beyond (subject to approval of all independent members of the Board in the case of the CEO), are also typically made at this meeting. Further, general annual equity awards are granted by the Committee at this meeting. Awards to executives who are promoted or hired during the year are typically granted as of the date of their promotion or hire, as applicable, or as of the next scheduled Committee meeting that follows such promotion or hire. As such, the Committee does not time the grants of equity incentives to the release of material non-public information.

Elements of Compensation
Our Company believes the effectiveness of our compensation programs are optimized if all pay components work in concert to properly influence behavior. To be market competitive and compete effectively for talent, we target total compensation at the 50th percentile of our compensation peer group, with variations based on a number of factors, including the executive’s role, responsibility, and experience level, as well as individual performance, hiring needs, internal equity and unique market demands. The following describes the role of each element of our executive compensation program:

Element	Form	Purpose
Base Salary	Fixed base level of annual cash compensation	•
To secure an appropriate level of total compensation: Since a number of our compensation elements are tied to base salary levels (e.g., target bonus percentage, long-term incentive grants, and selected benefits), we view establishing competitive base salary levels as essential for establishing competitive total compensation opportunities.

Annual Incentives	Performance-based cash incentive	•	To pay for performance: Our annual bonus program provides upside leverage to reward executives for above-target performance and downside leverage if performance targets are not met.
•
To focus on key initiatives: Our 2016 annual bonus program included an adjusted EBITDA performance metric for all NEOs, as well as a cash cost per unit performance metric and individual key initiatives for each NEO other than our CEO. Performance metrics will be evaluated annually to ensure they align properly to our strategic direction and promote shareholder value creation.

		•	To be straightforward: Our annual bonus program is intended to be straightforward and easy to understand.
Long Term Incentive	Divided into 50% RSUs and 50% PRSUs	•
To pay for performance and align executive and stockholder interests: 50% of our equity award value is granted in the form of PRSUs, which may be earned at 0% to 200% of the targeted value based on the achievement of specified long-term adjusted EBITDA* targets. The remaining 50% of the award is in the form of RSUs, which increase or decrease in value along with our stock price.

		•	To focus on key objectives: Our 2016 PRSUs are earned based on our achievement of a specified adjusted EBITDA target over a two-year performance period.
		•	To encourage retention: Our PRSUs are earned over a two-year performance period and must generally be held for an additional year once earned. Our RSUs vest ratably over a four-year vesting period.
Additional Items	Other retirement and post-employment benefits	•
To be market competitive: Consistent with market practice, we offer our executives competitive severance protection in the event of an involuntary termination without cause both in connection with and outside the context of a change in control transaction. We also offer a broad-based, tax qualified 401(k) plan with company matching contributions.

* “Adjusted EBITDA” for purposes of our 2016 PRSU target is a non-GAAP measure and is defined by reference to the First Lien Credit Agreement, dated as of August 30, 2013, by and among LSF8 Gypsum Holdings Company, LLC, Continental Building Products LLC, Continental Building Products Canada Inc., the lenders party thereto, Credit Suisse AG, as Administrative Agent, Credit Suisse Securities (USA) LLC and RBC Capital Markets, as Joint Lead Arrangers and Joint Bookrunners and Royal Bank of Canada, as Syndication Agent, filed as exhibit 10.14 to our S-1 filed on January 10, 2014.
Base Salary
Our NEOs’ base salaries are reviewed by our Compensation Committee and our CEO (with respect to all NEOs other than himself) on an annual basis, taking into account the NEO’s position and responsibilities, the pay range for individuals in similar positions and having similar responsibilities within the Company, the compensation practices of similar companies in our sector and market and the NEO’s previous base salary.
Pursuant to his employment agreement and in connection with his expanded role as President and CEO, Mr. Bachmann’s base salary was set at $425,000 for 2015. The Company has not entered into employment agreements with any of the other named executive officers, and as discussed above, eliminated Mr. Bachmann’s employment agreement, effective as of March 21, 2017.
Following review by our Compensation Committee and approval by the full Board with regard to our CEO’s base salary, the base salaries for our NEOs were increased for 2016 as described in the table below in recognition of each NEO’s individual performance and, in the case of Messrs. Bachmann, Power and Obergefell, to help align their salary levels with the salary levels of similar executives in the Company’s sector.

The 2015 and 2016 salary levels for each of our named executive officers are set forth below:

NEO	2015 Base Salary ($)	2016 Base Salary ($)
James Bachmann	425,000	450,000
Dennis Schemm	282,000	290,460
Muhammad Shahbaz Malik	278,100	284,950
Timothy Power	226,600	244,728
David Obergefell	233,200	242,528
Incentive Compensation
Annual Cash Incentives
Each of our named executive officers was eligible to earn an annual cash incentive bonus for 2016. Pursuant to his employment agreement, the target amount for Mr. Bachmann’s annual cash performance bonus was set at 100% of base salary. The target annual cash performance bonus amount for Messrs. Schemm, Power, Malik and Obergefell were set by our Compensation Committee, after considering the recommendation of our CEO, at 75% of base salary for Mr. Schemm and 60% of base salary for Mr. Power, Malik and Obergefell.
Annual cash incentives were payable for 2016 based upon achievement of an adjusted EBITDA target, which for 2016 was set at $122.5 million, a level slightly below the 2015 achieved adjusted EBITDA of $125.3 million, but considered by the Committee to be very challenging to achieve given the degradation of industry pricing during the second half of 2015, and requiring a significant offset through cost control. Threshold and maximum adjusted EBITDA targets were set at $104.1 million and $140.9 respectively. Beginning with 2016, the Compensation Committee also introduced a new financial performance metric, cash cost per unit, for all NEOs other than our CEO. This performance metric was added to keep our executives and the organization focused on minimizing costs in an uncertain market environment. The details of this metric are not disclosed here to avoid potential competitive harm due to industry sensitivity, but the Committee applied a rigorous and comprehensive financial review in establishing that target and believed that it would require significant effort on the part of our management team to achieve. Furthermore, for all NEOs other than our CEO, annual cash incentives are payable partially based upon achievement of individual Key Initiatives specific to each NEO, as discussed below.
The following chart summarizes our NEO’s Annual Cash Incentive performance metric weightings for 2016:

NEO	Adj. EBITDA*	Cash Cost Per Unit	Key Initiatives
James Bachmann	100%	—	—
Dennis Schemm	60%	20%	20%
Muhammad Shahbaz Malik	60%	20%	20%
Timothy Power	60%	20%	20%
David Obergefell	60%	20%	20%
*Adjusted EBITDA is a non-GAAP measure. For an understanding of how this measure relates to generally accepted accounting principles, please refer to the section entitled “Non-GAAP Measures” in Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operation of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
Upon achievement of threshold adjusted EBITDA, each executive could have received a 50% payout of the adjusted EBITDA component of his bonus. Achievement of targeted adjusted EBITDA would result in a 100% bonus payout for this component. Achievement of maximum adjusted EBITDA would result in a maximum bonus payout of 150% of this component. Payouts for adjusted EBITDA achieved between these points are interpolated. For 2016, the Company achieved adjusted EBITDA of $133.8 million, which resulted in a payout of 130.7% of the adjusted EBITDA component of each NEO’s annual bonuses.
Upon achievement of threshold cash cost per unit, each executive could have received a 50% payout of the cash cost per unit component of his bonus. Achievement of targeted cash cost per unit would result in a 100% bonus payout for this component. Achievement of the maximum cash cost per unit would result in a maximum bonus payout of 150% of this component. Payouts for cash cost per unit achieved between these points are interpolated. For 2016, our cash cost per unit were the lowest in the history of our business and resulted in a payout of 150% of this component of each relevant NEO.
Above target payouts for both EBITDA and Cash Costs were primarily the result of improved volumes and strict cost control measures.

For Key Initiatives, the Compensation Committee considered the following factors for each of the NEOs, other than Mr. Bachmann. Mr. Bachmann’s bonus is based entirely upon the adjusted EBITDA component, as described above.

NEO	Key Initiatives goals		Key Initiative component achievement
Dennis Schemm	•	Talent development, drive team maturity	80%
	•	Capital allocation structure
	•	Debt refinancing
Muhammad Shahbaz Malik	•	Optimization of mix and margins	70%
	•	Architectural specification improvement
	•	Customer Portal strategy Phase II
Timothy Power	•	Maintain an effective and efficient legal and compliance program	75%
	•	Ensure protection of the Company at the lowest possible cost
David Obergefell	•	Organization Health and Safety score improvement	70%
	•	Quality strategy and focus
	•	Continuous Improvement initiatives
The actual annual cash incentives paid to each executive for 2016, which were $588,150, $271,043, $209,301, $181,226 and $178,142 for Messrs, Bachmann, Schemm, Malik, Power and Obergefell, respectively, are included in the “Non-Equity Incentive Plan” column of the Summary Compensation table below.
Long Term Incentives
Long Term Incentive - 2016 Annual Grants
Our annual long-term incentive (LTI) grants to NEOs include a mix of performance-based restricted stock units, or PRSUs (weighted 50%) and time-based restricted stock units, or RSUs (weighted 50%) as discussed above. To determine annual grant levels for the NEOs, the Committee considers competitive market values, individual performance, potential future contributions to our business, internal equity, and the CEO’s recommendations.
On March 11th, 2016, the Company granted each of the NEOs, RSUs and PRSUs. The RSUs vest ratably over four years. The PRSUs are subject to the Company’s achievement of a cumulative two-year adjusted EBITDA target for 2016 and 2017, which was set by the Committee at a level believed to be very challenging to achieve and if earned, will vest following a one-year holding period on December 31, 2018. Performance and payout scales are as follows with performance between the threshold and target or target and maximum interpolated on a straight-line basis:

•	Threshold: 85% of goal earns 35% of target number of PRSUs

•	Target: 100% of goal earns 100% of target number of PRSUs

•	Maximum: 115% of goal earns 200% of target number of PRSUs
The following table summarizes the 2016-targeted LTI values for our NEOs:

Name	Target LTI (% of base salary)	Approximate Target LTI Value (1) ($)	Number of RSUs	Number of PRSUs (at Target)
James Bachmann	135%	607,500	18,790	18,790
Dennis Schemm	100%	290,460	8,984	8,984
Muhammad Shahbaz Malik	84%	239,775	7,416	7,416
Timothy Power	81%	198,230	6,131	6,131
David Obergefell	82%	198,803	6,149	6,149
(1) The target award values shown here vary from the award values listed in the Grants of Plan-Based Awards Table as, in order to mitigate the potential impact of stock price swings on our equity grants, we use a 20-day average closing stock price immediately preceding the grant date to determine the grant size, rather than the stock price on the actual grant date as shown in the Grants of Plan-Based Awards Table.

Long Term Incentive - 2016 Earned PRSUs for 2015-2016 Performance Period
The PRSUs earned in 2016 for the 2015-2016 performance period were based also on a two-year cumulative adjusted EBITDA (also as defined in the First Lien Credit Agreement dated as of August 30th, 2013) target for 2015 and 2016, which was set at $302.8 million. Performance and payout scales were as follows with performance between the threshold and target or target and maximum interpolated on a straight-line basis:

•	Threshold: 85% of goal earned 50% of target

•	Target: 100% of goal earned 100% of target

•	Maximum: 115% of goal earned 200% of target
The following table sets for the threshold, target, and maximum number of shares that could have been earned under the PRSU grants made in 2015. As noted in the table, these awards were earned at 53.8% of Target based upon an achieved adjusted EBITDA of $260.824 millions for the 2015-2016 performance period. The earned PRSUs are subject to a one-year holding period and will settle on December 31, 2017.

Name	Threshold	Target	Maximum	Payout earned (# of shares)
James Bachmann	8,389	16,778	33,556	9,027
Dennis Schemm	3,140	6,280	12,560	3,379
Muhammad Shahbaz Malik	3,049	6,097	12,194	3,280
Timothy Power	2,485	4,970	9,940	2,674
David Obergefell	2,557	5,114	10,228	2,751
Retirement Plans
We maintain a tax qualified 401(k) defined contribution plan (the “401(k) plan”), for the benefit of our employees. Under the 401(k) plan, employees (including the current NEOs) are permitted to elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan. We are also permitted to make contributions up to the legally prescribed limits on behalf of all eligible employees to the 401(k) plan, which are reflected in the “All Other Compensation” column of the Summary Compensation Table below. We do not offer any special supplemental retirement benefits to our executives, who participate in the same defined contribution plan as all other full-time, non-union employees.
Termination, Severance and Change in Control Arrangements
On November 3, 2015, we implemented the Continental Building Products, Inc. Executive Severance and Change in Control Plan (the “Severance Plan”), in which certain of our executives, including each NEO, is eligible to participate. The Severance Plan has an initial term of two years and is described in further detail below under “Potential Payments Upon Termination or Change-in-Control.” Any payments made under the Severance Plan are also subject to the Company’s recoupment policy and will be offset by any severance amounts due to an individual under any employment agreement. During 2016, Mr. Bachmann was entitled to severance benefits under his employment agreement, which are also discussed in detail under “Potential Payments Upon Termination or Change-in-Control” below. However, as noted above, this agreement was eliminated effective March 15th, 2017. Mr. Obergefell retired from our Company effective as of March 15, 2017. In connection with his retirement and the decision not to replace his role, Mr. Obergefell will receive twelve months of continued base salary, a pro-rated bonus for 2017 based upon his period of employment from January 1 through March 15, 2017, which will paid in 2018 based on actual performance, continued participation in all of our employee health and welfare benefit plans for twelve months, settlement of his earned 2015 PRSUs and pro-rata vesting of his 2016 PRSUs based upon his period of employment in 2017 relative to the performance period (January 1, 2016 through December 31, 2017) and the actual performance against the adjusted EBITDA performance metric, as determined at the beginning of 2018.
Peer Group
Although our Compensation Committee considers benchmarking in comparison to our peer group (as described below), this is only one of several factors considered in the compensation setting process and is not in and of itself determinative. The relative position of individual named executive officers in comparison to the peer group is based on their respective competencies, experience, performance and internal equity. While the Company does not establish executive pay based solely on benchmarking data, we believe that our pay levels and practices should be within a range of competitiveness with our peer group and benchmarking provides us with an assessment of reasonableness and competitiveness. To that end and as highlighted under our Elements of Compensation section earlier, the Company generally views the 50th percentile of the market as a reference point against which to evaluate the competitiveness of our target total direct compensation (i.e., base salary plus target annual bonus plus target equity incentives). However, each individual’s actual compensation is based on numerous factors including the individual’s level of experience in their role and the annual and long-term performance of both the Company and the individual.
The Compensation Committee benchmarks target total direct compensation to the competitive marketplace, including to a peer group of companies (the “peer group”). With the assistance of Aon Hewitt, the Compensation Committee established a peer group of publicly traded companies for purposes of evaluating its compensation programs. The peer group was considered in establishing 2016 compensation and was composed by taking into account a variety of factors for each potential company including, but not limited to, size (revenues of approximately 0.4x to 3x our size and market capitalization), nature of business and competition for executive talent (organizations from which executives may be recruited to and from). That peer group consisted of the following 17 companies:

AAON, Inc.	Headwaters Inc.	PGT, Inc.
American Woodmark Corp.	Insteel Industries, Inc.	Ply Gem Holdings, Inc.
Apogee Enterprises, Inc.	Masonite International Corporation	Quanex Building Products Corp
Builders FirstSource, Inc.	NCI Building Systems, Inc.	Simpson Manufacturing Co.
Eagle Materials Inc.	Norcraft Companies	Trex Company, Inc.
Gibraltar Industries, Inc.	Patrick Industries, Inc.
The peer group is under constant refinement as our Company is newly public. To assist the Committee with pay decisions in 2017, the peer group was modified in 2016 in consultation with Aon Hewitt as follows:

•	Builders FirstSource, Masonite, and Ply Gem were removed due to their large size.

•	Norcraft was removed due to acquisition.

•	CSW Industrials was added due to their industry classification and appropriate size.
Clawback Policy
The Board adopted in November 2016, on a voluntary basis and in advance of final Dodd-Frank Act compensation recovery rules, a “clawback” policy with respect to incentive-based compensation. The policy provides that, in the event of a restatement of the Company’s financial results due to material noncompliance with any financial reporting requirements under the securities laws and commencing with incentive compensation awarded in respect of the 2017 fiscal year, the Board is entitled to seek to recoup from executive officers any incentive-based compensation that would not otherwise have been awarded or paid to such persons under the as-restated financial statements during the full fiscal year prior to the filing of the Current Report on Form 8-K announcing the restatement.
Hedging Policy
The Board adopted in November 2016, on a voluntary basis and in advance of final Dodd-Frank Act hedging rules, a policy that prohibits our directors, executive officers and employees from engaging in any hedging transactions, including but not limited to the purchase of options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds, that are designed to hedge or offset any decrease in the market value of the Company’s common stock.
Stock Ownership Guidelines
To align our officers’ and directors’ interests with those of our stockholders, the Board in February 2015 and November 2015 instituted Stock Ownership Guidelines for our executive officers and directors respectively.
Under these guidelines, each executive officer is required to own and hold, as a minimum, that number of shares of the Company’s common stock having a market value of at least a stated multiple of the executive officer’s base salary. The stated multiple for the Chief Executive Officer is 5, for the Chief Financial Officer 2.5 and for all other executive officers 1. For purposes of the Stock Ownership Guidelines, common stock includes the after-tax value of shares of common stock no matter how acquired (i.e., whether through the vesting of restricted shares or restricted stock units or through purchased on the open market), the anticipated after-tax value of unvested time-based restricted shares or restricted stock units and the anticipated after-tax value of unvested, but earned performance shares.

Executive officers are expected to comply with the stock ownership requirements within five years of the grant of their initial equity award. Currently all of our executive officers are on track to satisfy the stock ownership guidelines within the relevant time frame.
Impact of Tax and Accounting Treatment
Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”) imposes a $1,000,000 limit on the amount that a public company may deduct for compensation paid to certain NEOs unless that compensation falls within an exemption to the Code Section 162(m) limitation, one of which includes that such compensation is based on an individual meeting pre-established, objective performance goals determined by a compensation committee and approved by stockholders. Our annual bonuses (other than discretionary bonuses) are designed to qualify for this exemption. In addition, as discussed in Proposal 3, we intend that certain equity awards granted under our Amended and Restated 2014 Stock Incentive Plan may qualify for this exemption. The Compensation Committee reserves the right to grant awards that do not qualify for this exemption when in the best interests of stockholders, in part to balance the benefits of awards that are tax deductible with awards that attract, retain and reward executive talent. Further, because of ambiguities and uncertainties as to the application and interpretation of Code Section 162(m) and the related regulations, no assurance can be given that compensation intended by the Compensation Committee to satisfy the requirements for deductibility under Code Section 162(m) does in fact do so.
Compensation Risk Analysis
During fiscal 2016, as part of its annual risk assessment, our Compensation Committee, with the assistance of its independent compensation consultant and management, assessed risk in our compensation plans, practices and policies, including in all fiscal 2016 incentive compensation plans. In performing this risk assessment, the Compensation Committee considered: the mix of fixed and variable compensation; the mix of short-term and long-term incentive compensation; the long-term incentive program mix; the extent to which performance metrics are directly linked to our business plan; the level of stretch for each performance metric; appropriate maximum caps on our performance metrics for our annual cash incentive and long-term equity-based incentive plans; minimum requirements before incentives are paid; the presence of double trigger requirements for severance payments in a change-in-control situation; our stock ownership requirements; the form of retirement benefits offered; and our clawback and hedging policies. Based on this assessment, the Compensation Committee does not believe any of our Company’s compensation programs create risks that are reasonably likely to have a material adverse effect on our Company.
Compensation Committee Report
The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
By the Compensation Committee of the Board of Directors of Continental Building Products, Inc.

Chantal Veevaete, Chair
Edward Bosowski
Michael O. Moore

Executive Compensation Tables
Summary Compensation Table
The following table summarizes information concerning the compensation awarded to, earned by or paid to our current NEOs during the 2014, 2015 and 2016 fiscal years. Mr. Schemm and Obergefell were not NEOs in 2014 or 2015 and Mr. Malik was not an NEO in 2014.

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
James Bachmann	2016	450,000	—	644,873	—	588,150	44,815	1,727,838
President and Chief	2015	425,000	—	707,025	—	7,306,424	44,815	8,483,264
Executive Officer	2014	325,000	—	70,000	107,100	158,681	38,747	699,528
Dennis Schemm	2016	290,460	—	308,331	—	271,043	40,218	910,052
SVP and Chief
Financial Officer
Muhammad Shahbaz Malik	2016	284,950	—	254,517	—	209,301	39,248	788,016
SVP Sales,	2015	278,100	30,000	256,928	—	1,900,320	168,294	2,633,642
Marketing & Supply Chain
Timothy Power	2016	244,728	—	210,416	—	181,226	43,923	680,293
SVP General Counsel	2015	226,600	—	209,436	—	3,624,013	43,262	4,103,311
and Secretary	2014	220,000	—	77,000	53,550	107,415	33,450	491,415
David Obergefell	2016	242,528	—	211,034	—	178,142	44,046	675,750
SVP Manufacturing

(1)
A sign-on bonus of $30,000 was paid to Mr. Malik in 2015 in recognition of his joining the Company as its new SVP Sales, Marketing & Supply Chain in 2014. This bonus was intended to compensate Mr. Malik for a bonus payment he did not receive from his prior employer due to the timing of his departure to join the Company.

(2)
The amounts shown in this column represent the aggregate grant date fair value of restricted stock awards and time- and performance-based RSU awards granted under the Company’s 2014 Stock Incentive Plan, calculated in accordance with FASB ASC Topic 718, Stock Compensation, or ASC 718. The aggregate grant date fair values for the 2016 performance-based restricted stock units, or PRSUs, assume the target level of performance conditions are attained. Assuming the highest level of performance conditions are achieved for the PRSUs, the aggregate grant date value for PRSUs granted in 2016 would be $644,873, $308,331, $210,416, $254,517, and $211,034 for Messrs. Bachmann, Schemm, Power, Malik and Obergefell, respectively. Please refer to Note 13 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts.

(3)
Represents the grant date fair value of options granted in connection with the Company’s initial public offering under the Company’s 2014 Stock Incentive Plan in accordance with ASC 718. Please refer to Note 13 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts.

(4)
For each of the relevant years, the amounts shown in this column reflect the annual cash performance bonus earned by the executive, which is described in further detail above under “Incentive Compensation--Annual Cash Incentives.” In addition, amounts shown for 2015 reflect payments earned by the relevant NEO in connection with the secondary public offerings and related share repurchase transactions completed in 2015. Such amounts were paid through the Company but funded by our former majority stockholder, LSF8 Gypsum Holdings, L.P., under the LSF8 Gypsum Holdings, L.P. Long Term Incentive Plan (the “Long Term Incentive Plan”), a cash incentive plan maintained by this entity. The aggregate amount set forth in this column for Mr. Bachmann for 2015 includes amounts of $350,000 and $160,000 to which Mr. Bachman was entitled under the Long Term Incentive Plan in connection with the Company’s May 2015 and September 2015 secondary public offering and related share repurchase transactions, respectively, but which Mr. Bachmann did not receive and requested be paid to other key employees. For more information on the Long Term Incentive Plan, which was terminated in 2015, please see our 2016 Annual Proxy Statement, filed with the SEC on April 1, 2016.

(5)
The amounts in this column represent the sum of automobile allowances, basic and executive supplementary life insurance premiums, and Company matching contributions made to defined contribution plans, in each case paid on behalf of the NEOs during the relevant fiscal year. In addition, the amounts include estimated additional Company contributions to our defined contribution plan related to services performed in 2016, but which amounts will not be finalized and contributed to participant accounts until April of 2017. Amounts in this column for 2015 were updated to reflect an adjustment to the executive supplementary life insurance premiums.

2016 Grants of Plan Based Awards

Name	Award Type	Grant date	Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards: Number of shares of stock or units (3)	Grant date fair value of stock and option awards (4)
			Threshold	Target	Maximum	Threshold	Target	Maximum	(#)
			($)	($)	($)	(#)	(#)	(#)
James Bachmann	Annual Incentive	02/21/16	225,000	450,000	675,000
	PRSU	03/11/16				6,577	18,790	37,580		322,436
	RSU	03/11/16							18,790	322,436
Dennis Schemm	Annual Incentive	02/21/16	69,710	206,953	304,983
	PRSU	03/11/16				3,144	8,984	17,968		154,165
	RSU	03/11/16							8,984	154,165
Muhammad Shahbaz Malik	Annual Incentive	02/21/16	68,388	162,422	239,358
	PRSU	03/11/16				2,596	7,416	14,832		127,259
	RSU	03/11/16							7,416	127,259
Timothy Power	Annual Incentive	02/21/16	58,207	138,241	203,724
	PRSU	03/11/16				2,146	6,131	12,262		105,208
	RSU	03/11/16							6,131	105,208
David Obergefell	Annual Incentive	02/21/16	58,735	139,495	205,572
	PRSU	03/11/16				2,152	6,149	12,298		105,517
	RSU	03/11/16							6,149	105,517

(1)
Actual amounts paid on February 28, 2017 were based on our Compensation Committee’s review and certification of the achievement of our adjusted EBITDA and, for all NEOs other than Mr. Bachmann, a cash cost per unit objective and certain key initiatives, and are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table Above. These awards are discussed under “Incentive Compensation--Annual Cash Incentives” above. The threshold for annual incentives assumes a minimum achievement for financial incentives and no achievement for individual key initiatives.

(2)
These amounts reflect the threshold, target and maximum number of shares that may be earned under our PRSUs granted on March 11, 2016. The exact number of PRSUs actually earned by the executive is subject to the Company’s performance relative to a cumulative two-year adjusted EBITDA target for 2016 and 2017. Any earned shares will vest following a one-year holding period on December 31, 2018.

(3)	These amounts reflect the number of shares subject to RSU awards granted on March 11, 2016. The RSUs vest ratably over four years from the grant date.

(4)	This amount represents the aggregate grant date fair value of the relevant award calculated in accordance with ASC 718.
For any additional information regarding the compensation and types of awards given to our Executives, please refer to the “Elements of Compensation” discussion above.

Outstanding Equity Awards at 2016 Fiscal Year End
The following table provides information regarding outstanding equity awards made to the NEOs under the Company’s 2014 Stock Incentive Plan as of December 31, 2016.

Option Awards (1)					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of Shares or units of stock that have not vested (#)		Market value of shares of units of stock that have not vested ($)(2)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(2)
James Bachmann	7,500	7,500	14.00	2/4/2024	2,500	(3)	57,750	18,790 (7)	434,049
					12,583	(4)	290,690
					9,027	(5)	208,524
					18,790	(6)	434,049
Dennis Schemm					4,710	(4)	108,801	8,984(7)	207,530
					3,379	(5)	78,055
					8,984	(6)	207,530
Muhammad Shahbaz Malik					4,573	(4)	105,636	7,416 (7)	171,310
					3,280	(5)	75,768
					7,416	(6)	171,310
Timothy Power	3,750	3,750	14.00	2/4/2024	2,750	(3)	63,525	6,131 (7)	141,626
					3,727	(4)	86,117
					2,674	(5)	61,769
					6,131	(6)	141,626
David Obergefell					3,835	(4)	88,589	6,149 (7)	142,042
					2,751	(5)	63,548
					6,149	(6)	142,042

(1)
All stock options were granted on February 4, 2014 in connection with the Company’s Initial Public Offering. All awards vest in four equal installments on the first, second, third and fourth anniversaries of the grant date.

(2)
The market value of outstanding awards of restricted stock, RSUs and PRSUs is computed by using the closing price of a share of the Company’s common stock on December 31, 2016, which was $23.10, and for PRSUs, assumes achievement of the target level of performance conditions.

(3)
Award of restricted stock was granted on February 4, 2014 in connection with the Company’s Initial Public Offering and vests in four equal installments on the first, second, third and fourth anniversaries of the grant date.

(4)
Award of RSUs was granted on March 2, 2015 and vests in four equal installments on the first, second, third and fourth anniversaries of the grant date. Award of RSUs for Dennis Schemm was granted on May 5th, 2015 and vests also in four equal installments on the first, second, third and fourth anniversaries of the grant date.

(5)
Award of PRSUs granted on March 2, 2015 and earned based on the achievement of certain performance conditions through December 31, 2016. These PRSUs will vest following a one-year holding period on December 31, 2017.

(6)	Award of RSUs was granted on March 11, 2016 and vests in four equal installments on the first, second, third and fourth anniversaries of the grant date.

(7)
Award of PRSUs granted on March 11, 2016 and vests on December 31, 2018, with the exact number of PRSUs earned subject to the achievement of certain performance conditions through December 31, 2017. The number of PRSUs earned will vary from 0% to 200% of the number of PRSUs awarded, depending on the Company’s performance relative to a cumulative two-year adjusted EBITDA target for 2016 and 2017.

2016 Option Exercises and Stock Vested
The following table shows the number of shares acquired upon vesting of restricted stock, RSUs and PRSUs for each of our NEOs during the year ended December 31, 2016.

Name	Stock awards
	Number of shares acquired on vesting (#)	Value realized on vesting (1)($)
James Bachmann	5,445	91,856
Dennis Schemm	1,570	26,878
Timothy Power	2,618	43,321
Muhammad Shahbaz Malik	1,524	26,091
David Obergefell	1,279	21,896

(1)
Stock award value realized is determined by multiplying (i) the closing market price of our common stock on the vesting date by (ii) the number of shares of common stock that vested on that date. In some cases, the value realized by the executive may be lower due to the withholding of shares to cover any associated tax obligation.

Potential Payments upon Involuntary Termination or Change-in-Control
Executive Severance and Change in Control Plan
As described above, we maintain the Continental Building Products, Inc. Executive Severance and Change in Control Plan (the “Severance Plan”), under which certain of our executives, including all of our NEOs are entitled to certain payments and benefits in the event of a termination without Cause or resignation with Good Reason both in connection with and outside the context of a Change in Control (as defined in the Severance Plan).
The Severance Plan defines “Cause” as an executive’s (a) willful and continued failure to substantially perform assigned duties for the Company (other than any such failure resulting from the executive’s disability) if such failure to perform is not fully cured by the executive within ten (10) days after he or she receives written notice of such failure from the Company; (b) gross misconduct which is materially and demonstrably injurious to the Company; (c) willful violation of the confidentiality, non-compete, non-solicitation, non-disparagement or intellectual property covenants contained in the Severance Plan; (d) conviction of, or plea of nolo contendere, to (i) a felony or (ii) any other crime which, in the reasonable opinion of the Company, could adversely affect the business or reputation of the Company; (e) commission of an act of misappropriation, fraud, embezzlement, or material breach of fiduciary duty to the Company; or (f) a material violation of the Company’s code of conduct or any other policy of the Company that applies to the executive.
The Severance Plan defines “Good Reason” as any of the following to which an executive has not consented in writing: (a) a material diminution in the executive’s Base Salary; (b) a material diminution in the executive’s authority, duties, or responsibilities; (c) the relocation of the executive to a facility or a location more than fifty (50) or more miles from the executive’s principal business location at which the executive must perform services for the Company; or (d) any other action or inaction that constitutes a material breach of the terms of the Severance Plan; provided, however, that such events will not constitute grounds for Good Reason termination unless such executive has provided notice to the Company of the existence of the one or more of such conditions within ninety (90) days of its initial existence, the Company has been provided thirty (30) days to remedy the condition, and such executive terminates his or her employment with the Company within ninety (90) days following the expiration of such cure period to the extent the condition remains uncured.
In the event that a NEO were terminated without Cause or for Good Reason in connection with and within six months prior to or 24 months following a Change in Control, then, in addition to previously accrued obligations, the NEO would be entitled to receive:

•	A lump sum severance payment equal to 100% (or 200% in the case of Mr. Bachmann) of the sum of the executive’s then current annual base salary and annual target bonus opportunity;

•	Payment of a pro-rated annual bonus for the year that includes the date of termination, based on actual performance;

•
Continued life, disability, medical, dental and vision benefits for the executive and his eligible dependents for 12 months (or for 24 months for Mr. Bachmann) or until such time as the executive becomes reemployed with another employer and eligible to receive group health plan coverage from such employer (or reimbursement for such coverage, if such cannot be provided); and

•	If such awards are not adequately replaced (as described in the Severance Plan), accelerated vesting of all outstanding equity awards, with unearned performance awards deemed earned at target level.
All payments are generally to be made within 30 days of the date of termination, except the pro-rated annual bonus, which is payable at the same time annual bonuses are paid to other senior executives of the Company. All payments under the Severance Plan are subject to reduction in the event that such payments, which combined with all other payments and benefits to be provided to the executive, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, and the net after tax-amount to be received by the executive would be less than had the payments been reduced so as to avoid imposition of the excise tax.
In the event that a NEO were terminated without Cause or resigns for Good Reason not in connection with a Change in Control (or not within six months prior to or 24 months following a Change in Control), then, in addition to previously accrued obligations, the NEO will be entitled to receive:

•
Severance payments over 12 months (or 24 months in the case of Mr. Bachmann) in an aggregate amount equal to 100% (or 200% in the case of Mr. Bachmann) of such executive’s then current annual base salary;

•	Payment of a pro-rated annual bonus for the year that includes the date of termination, based on actual performance;

•
Continued life, disability, medical, dental and vision benefits for the executive and his eligible dependents for 12 months (or for 24 months for Mr. Bachmann) or until such time as the executive becomes reemployed with another employer and eligible to receive group health plan coverage from such employer (or reimbursement for such coverage, if such cannot be provided); and

•
Pro-rata vesting of all outstanding stock options and stock appreciation rights based on the number of days the executive was employed during the vesting period over the total number of days in the vesting period, forfeiture of all unvested shares of restricted stock and RSUs, and pro-rata vesting of any unearned performance awards based on the number of days the executive was employed during the performance period over the total number of days in the performance period and actual performance through the completion of the performance cycle.

Any payments under the Severance Plan are conditioned upon (1) the executive’s execution of a separation agreement in a form and substance provided by the Company, including a general release of claims, and (2) the executive’s compliance with confidentiality, non-competition, non-solicitation, intellectual property and non-disparagement covenants contained in the Severance Plan. Any payments made under the Severance Plan are also subject to the Company’s recoupment policy and will be offset by any severance amounts due to an individual under any employment agreement, including Mr. Bachmann’s employment agreement described below, which as noted above has been eliminated effective as of March 21, 2017.
Mr. James Bachmann Employment Agreement
Pursuant to his employment agreement, as in effect on December 31, 2016, in the event that Mr. Bachmann’s employment were terminated by the Company without Cause or he resigned for Good Reason (in each case, as defined in such agreement), then subject to his execution and non-revocation of a waiver and general release of claims in a form provided by the Company and his compliance with the confidentiality, non-compete, non-solicitation and non-disparagement restrictive covenants contained in his employment agreement, he would have been entitled to any accrued payments or benefits, continued payment of his base salary for a period of 24 months, and payment of a pro-rata annual cash performance bonus for the period of the year that Mr. Bachmann was employed by the Company. As noted above, such payments would have reduced any amounts owed to Mr. Bachman under the Severance Plan. In addition, if terminated as a result of disability, Mr. Bachman would have been entitled to payment of a pro-rata annual cash performance bonus for the period of the year that Mr. Bachmann was employed by the Company. As discussed above, Mr. Bachman’s employment agreement was terminated effective as of March 21, 2017.
Equity Award Agreements
Under the standard terms of our equity award agreements, any then unvested RSU awards accelerate and become fully vested upon an NEO’s termination of employment due to death, disability, or retirement after age 65. In addition, upon such termination events, NEOs will vest in a pro-rated number of PRSUs based on the number of days the executive was employed between the grant date and the vesting date (with such vesting occurring on the date that the Compensation Committee certifies actual performance with respect to the PRSUs for any unearned awards). Finally, any outstanding unvested stock options accelerate in the event of an NEO’s termination of employment due to death, disability, or retirement at or after age 55 with 5 years of service or at or after age 50 with the sum of the participant’s age and years of service totaling at least 80.
Mr. Obergefell
As described above, Mr. Obergefell retired from the Company effective as of March 15, 2017, and will receive certain specified payments and benefits in connection with his retirement. These amounts are described above under “Termination, Severance and Change in Control Arrangements.”
Potential Payments Upon Termination Table
The following table summarizes the payments and benefits that each NEO would have been eligible to receive upon his termination of employment under the various circumstances described above as of December 31, 2016. These estimated amounts assume that the relevant termination of employment occurred on December 31, 2016 and the value of any equity award accelerated vesting is based on the $23.10 closing market price of our common stock on December 30, 2016.
The table below does not reflect any accrued wages, unused vacation pay or other paid time off, or the intrinsic value (as of December 31, 2016) of any outstanding stock options, RSUs or PRSUs held by the NEO that were vested on that date. In addition, this table assumes that no reduction in amounts is required to comply with the Code Section 4999 cutback provisions under the Severance Plan described above.
Due to the number of different factors that affect the nature and amount of any benefits provided in connection with these events, actual amounts payable to any of the NEOs should a separation from service or change in control occur during the year will differ, perhaps significantly, from the amounts reported below. Factors that could affect such amounts include the timing during the year of the event, our stock price, target amounts payable under annual and long-term incentive arrangements that are in place at the time of the event, and the executive’s age and prevailing tax rates.

Payments and Benefits Upon Separation	Retirement(1), Death or Disability Termination ($)	Termination Without Cause or With Good Reason in Connection With Change in Control ($)	Termination Without Cause or With Good Reason Not in Connection With Change in Control ($)
James Bachmann
Cash severance	—	900,000	900,000
Pro rata annual bonus	588,150	588,150	588,150
Equity award vesting acceleration(2)	1,052,868	1,493,289	425,538
Continued life, disability, medical, dental and vision benefits	—	32,579	32,579
Dennis Schemm
Cash severance	—	290,460	290,460
Pro rata annual bonus	271,043	271,043	271,043
Equity award vesting acceleration(2)	426,596	601,917	181,812
Continued life, disability, medical, dental and vision benefits	—	16,379	16,379
Muhammad Shahbaz Malik
Cash severance	—	284,950	284,950
Pro rata annual bonus	209,301	209,301	209,301
Equity award vesting acceleration(2)	375,300	524,024	161,427
Continued life, disability, medical, dental and vision benefits	—	15,624	15,624
Timothy Power
Cash severance	—	244,728	244,728
Pro rata annual bonus	181,226	181,226	181,226
Equity award vesting acceleration(2)	342,589	528,765	132,579
Continued life, disability, medical, dental and vision benefits	—	13,914	13,914
David Obergefell
Cash severance	—	242,528	242,528
Pro rata annual bonus	178,142	178,142	178,142
Equity award vesting acceleration(2)	312,653	436,220	134,577
Continued life, disability, medical, dental and vision benefits	—	12,453	12,453

(1)	PRSUs vest in the event of a retirement only after age 65. None of our NEOs would have been eligible for such a retirement as of December 31, 2016.

(2)
In the event of a termination due to death or disability or in the case of a termination without cause or resignation with good reason not in connection with a change in control, a pro-rated portion of the 2016 PRSUs would become vested on the date in early 2018 that the Committee certified the Company’s performance over the 2016-2017 performance period based on actual performance over the period and the number of days the participant was employed over the performance period. In the table above, we have assumed that these awards would be earned at target level under such circumstances.

SECURITY OWNERSHIP
The following table presents information concerning the beneficial ownership of the shares of our common stock as of March 9, 2017 by (1) each person known to us to beneficially own more than 5% of the outstanding shares of our common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group.
Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options, warrants and other equity awards that are exercisable or have vested or will become exercisable or vest within 60 days of March 9, 2017 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The applicable percentages set forth below are based on 39,586,701 shares outstanding as of March 9, 2017. Unless indicated below, the address of each individual listed below is c/o Continental Building Products, Inc., 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170.

	Shares of common stock beneficially owned
Name of Beneficial Owner	Shares of common stock	Percentage of Total Outstanding Common Stock (%)
5% Stockholder
Capital World Investors (1)	3,330,700	8.3
BlackRock, Inc. (2)	2,610,357	6.6
The Vanguard Group (3)	3,970,412	10.0
Named Executive Officers
James Bachmann (4)	39,531	*
Dennis Schemm (5)	5,386	*
Muhammad S. Malik (6)	4,398	*
David Obergefell (7)	7,256	*
Timothy Power (8)	19,280	*
Directors
Edward Bosowski (9)	12,217	*
Michael Keough (10)	3,526	*
Michael O. Moore (11)	8,553	*
Jack Sweeny (12)	8,554	*
Chantal Veevaete (13)	3,526	*

All current directors and executive officers as a group (13 persons) (14)	133,754	*

*	Represents less than one percent.

(1)
The information regarding the beneficial ownership of Capital World Investors is based on the Schedule 13G/A filed with the SEC thereby on February 13, 2017. The address for Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.

(2)
The information regarding the beneficial ownership of BlackRock, Inc. is based on the Schedule 13G /A filed with the SEC thereby on January 23, 2017. BlackRock has sole voting power with respect to 2,514,323 shares, shared voting power with respect to no shares, sole dispositive power with respect to 2,610,357 shares and shared dispositive power with respect to no shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)
The information regarding the beneficial ownership of The Vanguard Group is based on the Schedule 13G/A filed with the SEC thereby on February 10, 2017. The Vanguard Group has sole voting power with respect to 71,318 shares, shared voting power with respect to 2,199 shares, sole dispositive power with respect to 3,898,996 shares and shared dispositive power with respect to 71,416 shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)	Includes 11,250 options to purchase shares of Company common stock that were exercisable as of February 5, 2017 and 4,698 RSUs that will have vested within 60 days of March 9, 2017.

(5)	Includes 3,816 RSUs that will have vested within 60 days of March 9, 2017.

(6)	Includes 1,854 RSUs that will have vested within 60 days of March 9, 2017.

(7)	Includes 1,537 RSUs that will have vested within 60 days of March 9, 2017.

(8)	Includes 5,625 options to purchase shares of Company common stock that were exercisable as of February 5, 2017 and 1,533 RSUs that will have vested within 60 days of March 9, 2017.

(9)	Includes 1,875 options to purchase shares of Company common stock that were exercisable as of February 5, 2017 and 4,690 RSUs that vested will have vested within 60 days of March 9, 2017.

(10)	Includes 3,526 RSUs that will have vested within 60 days of March 9, 2017.

(11)	Includes 1,875 options to purchase shares of Company common stock that were exercisable as of February 5, 2017 and 3,526 RSUs that vested will have vested within 60 days of March 9, 2017.

(12)	Includes 1,875 options to purchase shares of Company common stock that were exercisable as of February 5, 2017 and 3,526 RSUs that will have vested within 60 days of March 9, 2017.

(13)	Includes 3,526 RSUs that will have vested within 60 days of March 9, 2017.

(14)	Includes 28,125 options to purchase shares of Company common stock that were exercisable and 82,492 RSUs and RSAs that will have vested within 60 days of March 9, 2017.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from its directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater-than-ten-percent beneficial owners were complied with on a timely basis during the fiscal year ended December 31, 2016, except that a Form 4 report for Muhammad S. Malik, our Senior Vice President Sales Marketing and Supply Chain that was due on March 4, 2016 was filed on February 17, 2017 and a Form 4 report for Dennis Schemm, our Senior Vice President and CFO that was due on May 9, 2016 was filed on February17, 2017.

EXECUTIVE OFFICERS
The following table sets forth certain information regarding our executive officers as of the date hereof:

Name	Age	Position
James Bachmann	48	President, Chief Executive Officer and Director
Dennis Schemm	50	Senior Vice President and Chief Financial Officer
Bruce Major	52	Senior Vice President Manufacturing and Strategic Sourcing
Muhammad Shahbaz Malik	49	Senior Vice President Sales, Marketing and Supply Chain
Timothy Power	57	Senior Vice President, General Counsel and Secretary
Dennis Romps	49	Senior Vice President, Corporate Controller and Chief Accounting Officer
Isabelle Shiffrin	44	Vice President of Human Resources
Executive Officers
James Bachmann - Mr. Bachmann has served as our President and Chief Executive Officer since January 2015 and has been a member of our Board of Directors since March 2015. Mr. Bachmann served as our Chief Financial Officer from January 2014 to May 2015 and also briefly served as our interim Chief Executive Officer from November 2014 to January 2015. Prior to becoming our Chief Financial Officer in January 2014, Mr. Bachmann served as Chief Financial Officer of Lafarge USA and co-Chief Financial Officer of Lafarge from November 2012 through December 31, 2013. He served as Senior Vice President Finance - Investor Relations of Lafarge S.A. from January 2008 through October 2012, Senior Vice President and Controller of Lafarge from November 2005 to June 2006, Vice President Finance - Aggregates, Concrete, and Asphalt Division of Lafarge from February 2004 to November 2005, Vice President Controller of the Gypsum Division of Lafarge from May 2002 to February 2004, and worked at Arthur Andersen from September 1990 to April 2002. Mr. Bachmann received a BSBA from Georgetown University.
As our President and Chief Executive Officer, Mr. Bachmann brings a deep understanding of our business, industry, operations and strategic planning to the board of directors. Mr. Bachmann also has extensive institutional knowledge gained through his more than 11 years of experience with Lafarge and Lafarge SA. Mr. Bachmann’s board service also provides a direct and open channel of communication between the board and senior management.
Dennis Schemm - Mr. Schemm has served as our Senior Vice President and Chief Financial Officer since May 2015. He previously served from 2013 to 2015 as Vice President of Global Finance for Armstrong Flooring, a division of Armstrong Worldwide, where he oversaw the division’s financial and accounting functions. Prior to this role, from 2011 to 2013, Mr. Schemm served as Director of Global Financial Planning & Analysis at Gilbarco Veeder Root, a Danaher Corporation, where he was responsible for operational and strategic planning and provided financial leadership for global operations and R&D. From 1999 to 2011, Mr. Schemm served in various financial capacities including Corporate Controller and Finance Director across various divisions of Monsanto Company, where he gained broad experience in internal controls, SEC reporting, corporate finance, treasury and investor relations. Mr. Schemm started his career at Bell Atlantic and PricewaterhouseCoopers. Mr. Schemm holds B.S. degrees in Accounting and Computer Science from Penn State University and an MBA from Carnegie Mellon University.
Bruce Major - Mr. Major has served as our Senior Vice President Manufacturing and Strategic Sourcing since March 2017. From January 2016 to March 2017 he served as Vice President Strategy and Strategic Sourcing of the Company. He previously served as Vice President, Manufacturing for the North American Cement business of Lafarge from November 2011 until October 2015, as Senior Vice President Manufacturing for the Gypsum business of Lafarge in Avignon, France from September 2010 until October 2011 and as Vice President Manufacturing for the North American Gypsum business of Lafarge between May 2007 and September 2010. Prior to that, Mr. Major held several plant management positions in the United States, United Kingdom and Saudi Arabia with Lafarge, National Titanium Dioxide and ICI Chemicals. Mr. Major received a Master’s degree in Engineering Science from the University of Oxford, UK.
Muhammad Shahbaz Malik - Mr. Malik became our Senior Vice President, Sales, Marketing and Supply Chain in September 2014. He previously served as the Vice President of Sales, Marketing and Commercial Excellence - Engineered Insulation Systems with Owens Corning from June 2010 until September 2014 and as Vice President & General Manager, Timberlake Cabinetry with American Woodmark from June 2007 to February 2010. Prior to that, Mr. Malik held several general management positions with Johns Manville and General Electric. Mr. Malik received a B.S. in Mechanical Engineering from Purdue University.

Timothy Power - Mr. Power became our Senior Vice President, General Counsel and Secretary in August 2013. He previously served as Vice President and Associate General Counsel of Lafarge from April 2005 through August 2013, and as Assistant General Counsel of Lafarge from September 1999 through April 2005. He is a member of the New York and District of Columbia bars. Prior to his employment at Lafarge, he was an associate at Shearman & Sterling in New York, and at White & Case in Moscow, Russia, among other positions. He received a B.A. and a J.D. from Vanderbilt University.
Dennis Romps - Mr. Romps became our Chief Accounting Officer in January 2015 and our Senior Vice President and Corporate Controller in January 2014. He previously served as our Chief Financial Officer from August 2013 to December 2013, as Co-Chief Financial Officer of Lafarge from December 2006 through August 2013, as Vice President of Finance and Information Technology of the gypsum division of Lafarge from January 2012 through August 2013, as Vice President of Finance and Supply Chain of the gypsum division of Lafarge from January 2011 through December 2011 and as Vice President of Finance of the gypsum division of Lafarge from 2005 through December 2010. Mr. Romps received a B.A. from Michigan State University and an M.B.A. from Kellogg - Northwestern University. He is a Certified Public Accountant.
Isabelle Shiffrin - Ms. Shiffrin became our Vice President of Human Resources in August 2013. She previously served as Vice President of Human Resources for the gypsum division of Lafarge from January 2012 through August 2013, as Vice President of Marketing and Strategy from November 2009 through December 2011 and as Director of National Accounts from July 2006 through November 2009. She received a B.A. from the University of Provence, France, and an M.B.A. from Georgetown University.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We have implemented a written policy pursuant to which our Board of Directors or the Audit Committee will review and approve transactions with our directors, officers and holders of more than 5% of our voting securities and their affiliates (each, a related party). Prior to approving any transaction with a related party, our Board of Directors or Audit Committee (in each case, composed of disinterested directors), as applicable, will consider the material facts as to the related party’s relationship with the Company or interest in the transaction. Related party transactions will not be approved unless the Board of Directors or the Audit Committee (in each case, composed of disinterested directors), as applicable, has approved of the transaction.
Relationships with Lone Star and its Affiliates
Share Repurchase Transactions - On March 18, 2016, the Company repurchased 900,000 shares of its common stock from Lone Star Funds in a private transaction at a price per share of $16.10, or an aggregate of approximately $14,490,000. This transaction was approved pursuant to the policy described above.
Director Indemnification Agreements
The Company’s Bylaws permit us to indemnify our executive officers and directors to the fullest extent permitted by law, subject to limited exceptions. We have entered into indemnification agreements with each of our executive officers and directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf. The indemnification agreement was approved prior to the implementation of the policy described above.
STOCKHOLDERS’ PROPOSALS
Only stockholders meeting certain criteria outlined in the Company’s Bylaws are eligible to submit nominations for election to the Board of Directors or to bring other proper business before an annual meeting. Under the Company’s Bylaws, stockholders who wish to nominate persons for election to the Board of Directors or bring other proper business before an annual meeting must give proper notice to the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company. Therefore, notices regarding nominations of persons for election to the Board of Directors and other proper business for consideration at the 2018 annual meeting of stockholders must be submitted to the Company no earlier than January 6, 2018 and no later than February 6, 2018. Notices regarding nominations and other proper business must include certain information concerning the nominee or the proposal and the proponent’s ownership of common stock of the Company, in each case as set forth in the Company’s Bylaws. Nominations or other proposals not meeting these requirements will not be entertained at the annual meeting. The Secretary of the Company should be contacted in writing at its principle executive offices at Continental Building Products, Inc., 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170.

In order to be included in the Company’s Proxy Statement and form of proxy relating to the 2018 annual meeting, stockholder proposals must be received by the Secretary of the Company no later than November 30, 2017. If timely notice of a stockholder proposal is not received by the Company, then the proxies named on the proxy cards distributed by the Company for the annual meeting may use the discretionary voting authority granted to them by the proxy cards if the proposal is raised at the Annual Meeting, whether or not there is any discussion of the matter in the Proxy Statement.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” can provide extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.
This process of householding will continue until you are notified otherwise or until you request otherwise. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold common stock directly. Any such requests to the Company, to which the Company will respond promptly, should be addressed in writing to: Continental Building Products, Inc., 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170, Attention: Investor Relations.
ADDITIONAL INFORMATION
The Company’s annual audited financial statements and review of operations for fiscal 2016 can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. A copy of the 2016 Form 10-K is being mailed concurrently with this Proxy Statement to each stockholder of record on the Record Date. You can also access a copy of our 2016 Annual Report on Form 10-K on the Company’s website at www.continental-bp.com. The Company will furnish without charge a copy of the 2016 Form 10-K, including the financial statements and any schedules thereto or to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on the Record Date. The Company will also furnish copies of any exhibits to the 2016 Form 10-K to eligible persons requesting exhibits at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to: Continental Building Products, Inc., 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170, Attention: Investor Relations.
OTHER BUSINESS
The Board of Directors does not intend to present any other business for action at the Annual Meeting and does not know of any business intended to be presented by others.

Timothy Power
Senior Vice President, General Counsel and Secretary
Herndon, Virginia
April 3, 2017

APPENDIX A

CONTINENTAL BUILDING PRODUCTS, INC.
2014 STOCK INCENTIVE PLAN

Effective as of February 5, 2014
Amended and Restated Effective as of February 22, 2017

CONTINENTAL BUILDING PRODUCTS, INC.
2014 STOCK INCENTIVE PLAN

1.	Purpose
The purpose of the Continental Building Products, Inc. 2014 Stock Incentive Plan (the “Plan”) is to promote and closely align the interests of employees, non-employee directors, consultants and advisors of Continental Building Products, Inc. (the “Company”) and its stockholders by providing stock-based compensation and other performance-based compensation. The objectives of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Participants and to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s stockholders. The Plan provides for the grant of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Incentive Awards, and Other Stock-Based Awards.
The Plan is amended and restated effective as of February 22, 2017. The Plan was originally effective as of February 5, 2014.

2.	Definitions
As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.
(b)“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.
(c)“Award” means an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Stock Unit, Performance Incentive Awards, or Other Stock-Based Award granted under the Plan.
(d)“Award Agreement” means a written or electronic agreement or other instrument as may be approved from time to time by the Committee and designated as such implementing the grant of each Award.

(e)	“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Act.

(f)	“Board” means the board of directors of the Company.
(g)“Cause” means a Participant’s Termination of Employment by the Company or an Affiliate by reason of the Participant’s (i) material breach of his obligations under any agreement, including any employment agreement, that he has entered into with the Company or an Affiliate; (ii) intentional misconduct as an officer, employee, director, consultant or advisor of the Company or a material violation by the Participant of written policies of the Company; (iii) material breach of any fiduciary duty which the Participant owes to the Company; (iv) commission by the Participant of (A) a felony or (B) fraud, embezzlement, dishonesty, or a crime involving moral turpitude; (v) the habitual use of illicit drugs or other illicit substances or the addiction to licit drugs or other substances; or (vi) unexplained absence from work or service for more than ten (10) days in any twelve (12) month period (vacation, reasonable personal leave, reasonable sick leave and disability excepted). A Participant’s employment or service will be deemed to have been terminated for Cause if it is determined subsequent to his or her termination of employment or service that grounds for termination of his or her employment or service for Cause existed at the time of his or her termination of employment or service.

(h)	“Change in Control” means the occurrence of any one of the following:
(1)any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person or any securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph 3 below; or
(2)the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(3)there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or
(4)the implementation of a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which is owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
(i)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.
(j)“Committee” means the Compensation Committee of the Board (or any successor committee), or such other committee as designated by the Board to administer the Plan under Section 6.
(k)“Common Stock” means the common stock of the Company, par value $0.001 a share, or such other class or kind of shares or other securities as may be applicable under Section 15.
(l)“Company” means Continental Building Products, Inc., a Delaware corporation, and except as utilized in the definition of Change in Control, any successor corporation.
(m)“Covered Employee” has the same meaning as set forth in Section 162(m)(3) of the Code, as interpreted by IRS Notice 2007-49.
(n)“Dividend Equivalents” mean an amount payable in cash or Common Stock, as determined by the Committee equal to what would have been received if the shares underlying the Award had been owned by the Participant.
(o) “Eligible Person” means any employee or non-employee director the Company or any of its Subsidiaries; provided however that Incentive Stock Options may only be granted to employees of the Company or its Subsidiaries.
(p)“Fair Market Value” means as of any date, the value of the Common Stock determined as follows: (i) the closing price for the Common Stock as quoted on the New York Stock Exchange as reported in the Wall Street Journal or such other source as the Committee deems reliable on such date; (ii) if there is no closing price for the Common Stock on the date of determination, then the Fair Market Value will be the closing price for the Common Stock on the last preceding date for which a quotation exists; and (iii) in the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee by the reasonable application of a reasonable valuation method, taking into account factors consistent with Treasury Regulations Section 409A-1(b)(5)(iv)(B) as the Committee deems appropriate and in a manner that complies with Section 422 of the Code (for Incentive Stock Options).
(q)“Incentive Stock Option” means a stock option that is designated as potentially eligible to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
(r)“Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Incentive Award in accordance with Section 11; provided, however, that the exercise of such discretion would not cause the Performance Incentive Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.
(s)“Non-employee Director” means a member of the Board who is a “non-employee director” within the meaning of Rule 16b-3.
(t)“Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
(u)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Act.
(v)“Option” means a right to purchase a number of shares of Common Stock at such exercise price, at such times and on such other terms and conditions as are specified in or determined pursuant to an Award Agreement. Options granted pursuant to the Plan may be Incentive Stock Options or Nonqualified Stock Options.

(w)“Other Stock-Based Award” means an Award that is valued in whole or in part by reference to, or is otherwise payable in, or otherwise based on, Common Stock.
(x)“Outside Director” means a member of the Board who is an “outside director” within the meaning of Section 162(m) of the Code and Treasury Regulations Section 1.162-27(e)(3).
(y)“Participant” means an Eligible Person to whom an Award or Awards have been granted from time to time by the Committee and any authorized transferee of such individual.
(z)“Performance Criteria” means the criterion or criteria that the Committee selects for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Incentive Award. The Performance Criteria that will be used to establish the Performance Goal(s) will be based on the attainment of specific levels of performance of the Company (or Affiliate, division, business unit or operational unit of the Company) and will be limited to the following:
(1)Sales, including (i) net sales, (ii) unit sales volume, or (iii) product price, including mill net price;
(2)Share price, including (i) market price per share; and (ii) share price appreciation;

(3)
Earnings, including (i) earnings per share, reflecting dilution of shares; (ii) gross or pre-tax profits, (iii) post-tax profits; (iv) operating profit; (v) earnings net of or including dividends; (vi) earnings net of or including the after-tax cost of capital, (vii) earnings before (or after) interest and taxes (“EBIT”); (viii) earnings per share from continuing operations, diluted or basic; (ix) earnings before (or after) interest, taxes, depreciation and amortization (“EBITDA”); (x) pre-tax operating earnings after interest and before incentives, service fees and extraordinary or special items; (xi) operating earnings; (xii) growth in earnings or growth in earnings per share; and (xiii) total earnings;

(4)
Return on equity; including (i) return on equity, (ii) return on invested capital; (iii) return or net return on assets; (iv) return on net assets; (v) return on equity, (vi) return on gross sales; (vii) return on investment; (viii) return on capital; (ix) return on invested capital; (x) return on committed capital; (xi) financial return ratios; (xii) value of assets; and (xiii) change in assets;

(5)	Cash flow(s), including (i) operating cash flow; (ii) net cash flow; (iii) free cash flow; and (iv) cash flow on investment;

(6)	Revenue, including (i) gross or net revenue; and (ii) changes in annual revenues;

(7)	Margins, including (i) adjusted pre-tax margin; and (ii) operating margins;

(8)	Income, including (i) net income; and (ii) consolidated net income,

(9)	Economic value added;

(10)
Costs, including (i) operating or administrative expenses; (ii) operating expenses as a percentage of revenue; (iii) expense or cost levels; (iv) reduction of losses, loss ratios or expense ratios; (v) reduction in fixed costs; (vi) expense reduction levels; (vii) operating cost management; (viii) cash costs per unit of sale; and (ix) cost of capital;

(11)
Financial ratings, including (i) credit rating; (ii) capital expenditures; (iii) debt; (iv) debt reduction; (v) working capital; (vi) average invested capital; and (vii) attainment of balance sheet or income statement objectives;

(12)
Market or category share, including (i) market share; (ii) volume; (iii) unit sales volume; and (iv) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas;

(13)
Shareholder return, including (i) total shareholder return; (ii) shareholder return based on growth measures or the attainment of a specified share price for a specified period of time; and (iii) dividends;

(14)
Objective nonfinancial performance criteria, including (i) attainment of strategic and business goals; (ii) regulatory compliance; (iii) productivity and productivity improvements; (iv) inventory turnover, average inventory turnover or inventory controls; (v) net asset turnover; (vi) customer satisfaction based on specified objective goals or Company-sponsored customer surveys; (vii) employee satisfaction based on specified objective goals or Company-sponsored employee surveys; (viii) objective employee diversity goals; (ix) employee turnover; (x) specified objective environmental goals; (xi) specified objective social goals, (xii) specified objective goals in corporate ethics and integrity; (xiii) specified objective safety goals; (xiv) specified objective business integration goals; (xv) specified objective business expansion goals or goals relating to acquisitions or divestitures; and (xvi) succession plan development and implementation.
Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company or an Affiliate as a whole or any division, business unit or operational unit of the Company and/or an Affiliate or any combination thereof, as the Committee may deem appropriate, or as compared to the performance of a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may select Performance Criteria (2) or (13) above as compared to various stock market indices. In the case of the President and CEO of the Company, the independent members of the Board will ratify the decisions of the Committee.
(aa)“Performance Formula” means, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal(s) to determine, with regard to the Performance Incentive Award of a particular Participant, whether all, some portion (but less than all), or none of the Performance Incentive Award has been earned for the Performance Period.
“Performance Goals” means the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized at any time during the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), or at any time thereafter (but only to the extent the exercise of this authority after the period would not cause the Performance Incentive Awards granted to any Participant for the Performance Period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code), in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code to prevent the dilution or enlargement of the rights of Participants based on the following events: (1) asset write-downs; (2) litigation or claim judgments or settlements; (3) the effect of changes in tax laws, accounting principles, regulations, or other laws or regulations affecting reported results; (4) any reorganization and restructuring programs; (5) acquisitions or divestitures; (6) unusual nonrecurring or extraordinary items identified in the Company’s audited financial statements, including footnotes; (7) annual incentive payments or other bonuses; or (8) capital charges. In the case of the President and CEO of the Company, the independent members of the Board will ratify the decisions of the Committee.
(ab)“Performance Incentive Awards” means an Award designated by the Committee as a Performance Incentive Award pursuant to Section 11.
(ac)“Performance Period” means the period of time the Committee selects over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Incentive Award.
(ad)“Person” shall have the meaning given in Section 3(a)(9) of the Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
(ae)“Plan” means the Continental Building Products, Inc. 2014 Stock Incentive Plan as set forth herein and as amended from time to time.
(af)“Restricted Stock” means an Award or issuance of Common Stock the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate.
(ag)“Restricted Stock Unit” means an Award denominated in units of Common Stock under which the issuance of shares of Common Stock (or cash payment in lieu thereof) is subject to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate.
(ah)“Stock Appreciation Right” means a right granted that entitles the Participant to receive, in cash or Common Stock or a combination thereof, as determined by the Committee, value equal to the excess of (i) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant.

(ai)“Subsidiary” means any business association (including a corporation or a partnership, other than the Company) in an unbroken chain of such associations beginning with the Company if each of the associations other than the last association in the unbroken chain owns equity interests (including stock or partnership interests) possessing 50% or more of the total combined voting power of all classes of equity interests in one of the other associations in such chain.
(aj)“Substitute Awards” means Awards granted or Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
(ak)“Termination of Employment” means ceasing to serve as an employee of the Company and its Subsidiaries or, with respect to a non-employee director or other service provider, ceasing to serve as such for the Company, except that with respect to all or any Awards held by a Participant (i) the Committee may determine that a leave of absence or employment on a less than full-time basis is considered a “Termination of Employment,” (ii) the Committee may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a “Termination of Employment,” (iii) service as a member of the Board shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee and (iv) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board or other service provider. The Committee shall determine whether any corporate transaction, such as a sale or spin-off of a division or Subsidiary that employs a Participant, shall be deemed to result in a Termination of Employment for purposes of any affected Participant’s Awards, and the Committee’s decision shall be final and binding, subject to and to the extent permitted by Section 409A of the Code and any other applicable law.

3.	Eligibility
Any Eligible Person is eligible to receive an Award.

4.	Effective Date and Termination of Plan
The Plan became effective on February 5, 2014 (the “Effective Date”). The Plan shall remain available for the grant of Awards until the tenth anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted.

5.	Shares Subject to the Plan and to Awards
(a)Aggregate Limits. The aggregate number of shares of Common Stock issuable under the Plan shall be equal to 1,615,200. The aggregate number of shares of Common Stock available for grant the Plan and the number of shares of Common Stock subject to Awards outstanding at the time of any event described in Section 15 shall be subject to adjustment as provided in Section 15. The shares of Common Stock issued pursuant to Awards granted under the Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.
(b)Issuance of Shares. For purposes of Section 5(a), the aggregate number of shares of Common Stock issued under the Plan at any time shall equal only the number of shares of Common Stock actually issued upon exercise or settlement of an Award, and shares of Common Stock subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and shares of Common Stock subject to Awards settled in cash shall not count as shares of Common Stock issued under the Plan. The aggregate number of shares of Common Stock available for issuance under the Plan at any time shall not be reduced by (i) shares of Common Stock subject to Awards that have been terminated, expired unexercised, forfeited or settled in cash; (ii) shares of Common Stock subject to Awards that have been retained or withheld by the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award; or (iii) shares of Common Stock subject to Awards that otherwise do not result in the issuance of shares of Common Stock in connection with payment or settlement of the Award. In addition, shares of Common Stock that have been delivered (either actually or by attestation) to the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award shall be available for issuance under the Plan.
(c)Incentive Stock Option Limits. The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options granted under the Plan shall be equal to 1,615,200, which number shall be calculated and adjusted pursuant to Section 15 only to the extent that such calculation or adjustment will not affect the status of any Option intended to qualify as an Incentive Stock Option under Section 422 of the Code.

(d)Performance Incentive Award Limits. The maximum number of shares of Common Stock subject to Awards of Options or Stock Appreciation Rights that may be granted under the Plan to each Participant shall not exceed 1,000,000 shares of Common Stock (subject to adjustment as provided in the Plan) during each calendar year during the term of the Plan, beginning with and including 2017. The maximum number of shares of Common Stock subject to Performance Incentive Awards that may be granted under the Plan to each Participant shall not exceed 500,000 shares of Common Stock (subject to adjustment as provided in the Plan) during each calendar year during the term of the Plan, beginning with and including 2017. The maximum amount of cash subject to Performance Incentive Awards that may be granted under the Plan to each Participant shall not exceed $7,500,000 during each calendar year during the term of the Plan, beginning with and including 2017.
(e)Substitute Awards. Substitute Awards shall not reduce the shares of Common Stock authorized for issuance under the Plan or authorized for grant of new Awards to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employees of such acquired or combined company before such acquisition or combination.

6.	Administration of the Plan
(a)Administrator of the Plan. The Plan shall be administered by the Committee or, in the Board’s sole discretion, by the Board.
(b)Committee Composition. The Board will have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3 or Section 162(m) of the Code. If the Board intends to satisfy the exemption requirements with respect to Awards to any Covered Employee and with respect to any insider subject to Section 16 of the Act the Committee will be a compensation committee of the Board that at all times consists solely of two or more Non-employee Directors who are also Outside Directors. Within the scope of such authority, the Board or the Committee may (i) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Awards to Eligible Persons who are either (A) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award, or (B) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code or (ii) delegate to a committee of one or more members of the Board who are not Non-employee Directors the authority to grant Awards to Eligible Persons who are not then subject to Section 16 of the Act. Nothing in the Plan will create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-employee Directors who are also Outside Directors.
(c)Powers of Committee. Subject to applicable laws and subject to and not inconsistent with the express provisions of the Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of the Plan, including, without limitation:

(1)	to grant Awards;
(2)to select which Eligible Persons shall be granted Awards and the timing of when those Awards will be granted;
(3)to determine the type and number of Awards to be granted, and the number of shares of Common Stock, or amount of cash, to be made subject to each Award;
(4)to determine whether each Option is to be an Incentive Stock Option or a Nonqualified Stock Option;
(5)to determine the terms, conditions, restrictions and performance conditions, not inconsistent with the terms of the Plan, relating to any Award, including, without limitation, the exercise or payment price, any restrictions or limitations, performance conditions, any vesting schedule or acceleration of any vesting schedule, or any forfeiture or waiver of any vesting schedule, based on the factors, if any, as the Committee determines in its sole discretion, medium of payment, and to specify the terms and conditions in the applicable Award Agreement;
(6)to approve the forms of Award Agreements;

(7)to establish and verify the extent of satisfaction of any performance conditions or other conditions applicable to the grant, issuance, retention, vesting, exercisability or settlement of any Award;
(8)to make adjustments in recognition of the events set forth in Section 15;
(9)to construe and interpret the Plan and apply its provisions;
(10)to authorize any employee of the Company to execute, on behalf of the Company, any document or notice required in connection with the administration of the Plan;
(11)to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan in the manner and to the extent it deems necessary to carry the Plan into effect but only to the extent any such action would be permitted under the applicable provisions of Rule 16b-3 and Section 162(m) of the Code;
(12)to exercise discretion to make any and all other determinations that it determines to be necessary or advisable for the administration of the Plan.
(d)Delegation of Administrative Duties. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable and the Committee or any person to whom it has delegated duties may employ one or more persons to render advice with respect to any responsibility the Committee may have under the Plan.
(e)Delegation to an Officer. To the maximum extent permissible under applicable law, the Committee may by resolution delegate to one or more Officers the authority to designate employees of the Company who are not Officers to receive Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and Other Stock-Based Awards, and determine the number of shares of Common Stock to be subject to such Awards; provided, however, that the resolutions regarding the delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by the Officer and the Officer may not grant an Award to himself or herself. Any Award will be granted on the form Award Agreement most recently approved by the Committee, unless otherwise provided in the resolutions approving the delegation authority. The Committee may not delegate authority to an Officer who is acting solely in the capacity of an Officer (and not also as a member of the Board) to determine the Fair Market Value.
(f)Determinations by the Committee. All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select. Members of the Board and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties.
(g)Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Committee so directs, be implemented by the Company issuing any subject shares of Common Stock to the Subsidiary, for such lawful consideration as the Committee may determine, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the Participant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan.

7.	Plan Awards
(a)Terms Set Forth in Award Agreement. Awards may be granted at any time and from time to time prior to the termination of the Plan to Eligible Persons as determined by the Committee. The terms and conditions of each Award shall be set forth in an Award Agreement in a form approved by the Committee for such Award, which Award Agreement may contain such terms and conditions as specified from time to time by the Committee, provided such terms and conditions do not conflict with the Plan. The Award Agreement for any Award (other than Restricted Stock Awards) shall include the time or times at or within which and the consideration, if any, for which any shares of Common Stock may be acquired from the Company. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Agreements may vary.
(b)Rights of a Stockholder. A Participant shall have no rights as a stockholder with respect to shares of Common Stock covered by an Award (including voting rights) until the date the Participant becomes the holder of record of such shares of Common Stock. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 10(b) (with respect to Restricted Stock Awards) or Section 15, or as otherwise provided by the Committee.

8.	Options
(a)Grant, Term and Price. The grant, issuance, retention, vesting and/or settlement of any Option shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. The term of an Option shall in no event be greater than ten years. If the exercise of an Option (other than an Incentive Stock Option) following the Participant’s Termination of Employment (other than for Cause) would be prohibited by law or the Company’s insider trading policy, then the Option will terminate on the earlier of (i) 30 days following the date such prohibition no longer applies, or (ii) the expiration of the term of the Option. The Committee will establish the price at which Common Stock may be purchased upon exercise of an Option, which, in no event will be less than the Fair Market Value of such shares on the date of grant; provided, however, that the exercise price per share of Common Stock with respect to an Option that is granted as a Substitute Award may be less than the Fair Market Value of the shares of Common Stock on the date such Option is granted as a Substitute Award if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition that satisfies the requirements of (i) Section 409A of the Code, if such options held by such optionees are not intended to qualify as Incentive Stock Options, and (ii) Section 424(a) of the Code, if such options held by such optionees are intended to qualify as Incentive Stock Options. The exercise price of any Option may be paid in cash or such other method as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares of Common Stock issuable under an Option, the delivery of previously owned shares of Common Stock or withholding of shares of Common Stock deliverable upon exercise.
(b)No Repricing without Stockholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 15), the Committee shall not, without stockholder approval, reduce the exercise price of a previously awarded Option and, at any time when the exercise price of a previously awarded Option is above the Fair Market Value of a share of Common Stock, the Committee shall not, without stockholder approval, cancel and re-grant or exchange such Option for cash or a new Award with a lower (or no) exercise price.
(c)No Reload Grants. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of shares of Common Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other stock option.
(d)Incentive Stock Options. Notwithstanding anything to the contrary in this Section 8, in the case of the grant of an Option intending to qualify as an Incentive Stock Option, if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Stockholder”), the exercise price of such Option must be at least 110 percent of the Fair Market Value of the shares of Common Stock on the date of grant and the Option must expire within a period of not more than five years from the date of grant. Notwithstanding anything in this Section 8 to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (i) the aggregate Fair Market Value of shares of Common Stock (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (ii) such Options otherwise remain exercisable but are not exercised within three months of the employee’s termination of employment with the Company (or a “parent corporation” or “subsidiary corporation” as defined in Sections 424(e) and 424(f) of the Code) for any reason other than death or “disability” (as defined in Section 22(e)(3) of the Code), or twelve months of the employee’s termination of employment with the Company (or a “parent corporation” or “subsidiary corporation”) if the employee terminates due to death or “disability.”
(e)No Stockholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Option or any shares of Common Stock subject to an Option until the Participant has become the holder of record of such shares.

9.	Stock Appreciation Rights
(a)General Terms. The grant, issuance, retention, vesting and/or settlement of any Stock Appreciation Right shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of Options granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”). Upon exercise of a tandem SAR as to some or all of the shares covered by the grant, the related Option shall be canceled automatically to the extent of the number of shares covered by such exercise. Conversely, if the related Option is exercised as to some or all of the shares covered by the grant, the related tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the Option exercise. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option, provided that the Fair Market Value of Common Stock on the date of the tandem SAR’s grant is not greater than the exercise price of the related Option. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 8 and all tandem SARs shall have the same exercise price as the Option to which they relate. Subject to the provisions of Section 8 and the immediately preceding sentence, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Stock, cash, Restricted Stock or a combination thereof, as determined by the Committee and set forth in the applicable Award Agreement.
(b)No Repricing without Stockholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 15), the Committee shall not, without stockholder approval, reduce the exercise price of a previously awarded Stock Appreciation Right and, at any time when the exercise price of a previously awarded Stock Appreciation Right is above the Fair Market Value of a share of Common Stock, the Committee shall not, without stockholder approval, cancel and re-grant or exchange such Stock Appreciation Right for cash or a new Award with a lower (or no) exercise price.
(c)No Stockholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Award of Stock Appreciation Rights or any shares of Common Stock subject to an Award of Stock Appreciation Rights until the Participant has become the holder of record of such shares.

10.	Restricted Stock and Restricted Stock Units
(a)Vesting and Performance Conditions. The grant, issuance, retention, vesting and/or settlement of any Award of Restricted Stock or Restricted Stock Units shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and /or satisfaction of performance conditions. In addition, the Committee shall have the right to grant Restricted Stock or Restricted Stock Unit Awards as the form of payment for grants or rights earned or due under other stockholder-approved compensation plans or arrangements of the Company.
(b)Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those shares of Common Stock, unless determined otherwise by the Committee. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and/or subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or Dividend Equivalents only to the extent provided by the Committee and specified in the Award Agreement. Notwithstanding anything in the Plan or any Award Agreement to the contrary, in no event will dividends or Dividend Equivalents be paid during the period of performance with respect to unearned Awards of Restricted Stock or Restricted Stock Units that are subject to performance-based vesting criteria. Dividends or Dividend Equivalents accrued on such shares shall become payable no earlier than the date the performance based vesting criteria have been achieved and the underlying shares or Restricted Stock Units have been earned.

11.	Performance Incentive Award
(a)General. The Committee will have the authority, at the time of grant of any Award (other than Options and Stock Appreciation Rights granted with an exercise price equal to or greater than the Fair Market Value per share of Common Stock on the date of grant), to designate the Award as a Performance Incentive Award to qualify the Award as “performance-based compensation” under Section 162(m) of the Code. In addition, the Committee will have the authority to make an Award of a cash bonus to any Participant and designate the Award as a Performance Incentive Award to qualify the Award as “performance-based compensation” under Section 162(m) of the Code.
(b)Eligibility. The Committee will designate within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code) which Eligible Persons will be eligible to receive Performance Incentive Awards in respect of such Performance Period.
(c)Discretion of Committee with Respect to Performance Incentive Awards. For each particular Performance Period, the Committee will have full discretion to select the length of the Performance Period, the type(s) of Performance Incentive Awards to be issued, the Performance Criteria that will be used to establish the Performance Goals, the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply to the Company and the Performance Formula. Within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), the

Committee shall, with regard to the Performance Incentive Awards to be issued for the Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 11(c) and record the same in writing.

(d)	Payment of Performance Incentive Awards.
(1)Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Subsidiary on the last day of a Performance Period to be eligible for payment in respect of a Performance Incentive Award for the Performance Period.
(2)Limitation. A Participant will be eligible to receive payment in respect of a Performance Incentive Award only to the extent that: (A) the Performance Goals for the period are achieved; and (B) the Performance Formula as applied against the Performance Goals determines that all or some portion of the Participant’s Performance Incentive Award has been earned for the Performance Period.
(3)Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing the amount of the Performance Incentive Awards earned for the period based upon the Performance Formula. The Committee will then determine the actual size of each Participant’s Performance Incentive Award for the Performance Period and, in so doing, may apply Negative Discretion in accordance with Section 11(d)(4), if and when it deems appropriate.
(4)Use of Discretion. In determining the actual size of an individual Performance Incentive Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Incentive Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. The Committee shall not have the discretion to (A) grant or provide payment in respect of Performance Incentive Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained or (B) increase a Performance Incentive Award above the maximum amount payable under Section 5(d).
(e)Timing of Award Payments. Performance Incentive Awards granted for a Performance Period shall be paid to Participants following completion of the certifications required by this Section 11 as provided in the applicable Award Agreement.
(f)Service Requirement. A Performance Incentive Award may, but need not, require the Participant’s completion of a specified period of service prior to payment or settlement.

12.	Other Stock-Based Awards
Other forms of Awards valued in whole or in part by reference to, or otherwise payable in, or based on, shares of Common Stock, may be granted under the Plan. Subject to the terms of the Plan, the Committee will have sole and complete authority to determine which Eligible Persons and the time or times at which Other Stock-Based Awards will be granted, the number of shares of Common Stock or share units (or the cash equivalent of the shares or units) to be granted and all other terms and conditions of the Other Stock-Based Awards.

13.	Deferral of Payment
The Committee may, in an Award Agreement or other written instrument or agreement, provide for the deferred delivery of Common Stock or cash upon settlement, vesting, payment, satisfaction or other events with respect to Awards (other than Options or Stock Appreciation Rights granted with an exercise price equal to or greater than the Fair Market Value per share of Common Stock on the date of grant). Notwithstanding anything in the Plan to the contrary, in no event will any election to defer the delivery of Common Stock or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. The Company, the Board and the Committee shall have no liability to a Participant, or any other person, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board or the Committee.

14.	Conditions and Restrictions Upon Securities Subject to Awards
The Committee may provide that the Common Stock issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Common Stock issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Stock already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Common Stock be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

15.	Adjustment of and Changes in the Stock
(a)The number and kind of shares of Common Stock available for issuance under the Plan (including under any Awards then outstanding), and the number and kind of shares of Common Stock subject to the limits set forth in Section 5, shall be equitably adjusted by the Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of Common Stock outstanding. Such adjustment may be designed to comply with Section 424 of the Code or may be designed to treat the shares of Common Stock available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such shares of Common Stock to reflect a deemed reinvestment in shares of Common Stock of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Committee as to price, number or kind of shares of Common Stock subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards. No fractional shares of Common Stock shall be issued pursuant to such an adjustment.
(b)In the event there shall be any other change in the number or kind of outstanding shares of Common Stock, or any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, by reason of a Change in Control, other merger, consolidation or otherwise, then the Committee shall determine the appropriate and equitable adjustment to be effected, which adjustments need not be uniform between different Awards or different types of Awards. In addition, in the event of such change described in this paragraph, the Committee may accelerate the time or times at which any Award may be exercised, consistent with and as otherwise permitted under Section 409A of the Code, and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion.
(c)Unless otherwise expressly provided in the Award Agreement or another contract, including an employment agreement, or under the terms of a transaction constituting a Change in Control, the Committee may provide that any or all of the following shall occur upon a Participant’s Termination of Employment without Cause within 24 months following a Change in Control (with respect to Awards that are assumed or continued in connection with the Change in Control): (i) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise any portion of the Option or Stock Appreciation Right not previously exercisable, (ii) in the case of any Award (other than a Performance Incentive Award) the vesting of which is in whole or in part subject to performance conditions, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse and the Participant shall have the right to receive a payment based on performance through a date determined by the Committee, (iii) in the case of outstanding Restricted Stock and/or Restricted Stock Units (other than those referenced in subsection (ii)), all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse, and (iv) Performance Incentive Awards will be subject to vesting or payment (if any), as set forth in the Award Agreement. Notwithstanding anything in the Plan to the contrary, in the event of a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards upon the Change in Control, immediately prior to the Change in Control, all Awards that are not assumed or continued shall be treated as follows effective immediately prior to the Change in Control: (w) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise such Option or Stock Appreciation Right, including any portion of the Option or Stock Appreciation Right not previously exercisable, (x) in the case of any Award the vesting of which is in whole or in part subject to performance conditions (other than a Performance Incentive Award), all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse and the Participant shall have the right to receive a payment based on performance through a date determined by the Committee, (y) in the case of outstanding Restricted Stock and/or Restricted Stock Units (other than those referenced in subsection (x)), all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse, and (z) Performance Incentive Awards will be subject to vesting or payment (if any), as set forth in the Award Agreement. In no event shall any action be taken pursuant to this Section 15(c) that would change the payment or settlement date of an Award in a manner that would result in the imposition of any additional taxes or penalties pursuant to Section 409A of the Code.

(d)Notwithstanding anything in this Section 15 to the contrary, in the event of a Change in Control, the Committee may provide for the cancelation and cash settlement of all outstanding Awards upon such Change in Control.
(e)The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 15 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.
(f)Notwithstanding anything in this Section 15 to the contrary, an adjustment to an Option or Stock Appreciation Right under this Section 15 shall be made in a manner that will not result in the grant of a new Option or Stock Appreciation Right under Section 409A of the Code.

16.	Transferability
Each Award may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, (i) outstanding Options may be exercised following the Participant’s death by the Participant’s beneficiaries or as permitted by the Committee and (ii) a Participant may transfer or assign an Award as a gift to an entity wholly owned by such Participant (an “Assignee Entity”), provided that such Assignee Entity shall be entitled to exercise assigned Options and Stock Appreciation Rights only during the lifetime of the assigning Participant (or following the assigning Participant’s death, by the Participant’s beneficiaries or as otherwise permitted by the Committee) and provided further that such Assignee Entity shall not further sell, pledge, transfer, assign or otherwise alienate or hypothecate such Award.

17.	Compliance with Laws and Regulations
The Plan, the grant, issuance, vesting, exercise and settlement of Awards under the Plan, and the obligation of the Company to sell, issue or deliver shares of Common Stock under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver Common Stock prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock under the Plan, the Company and its Affiliates shall be relieved of any liability with respect to the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Common Stock shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Stock underlying such Option is effective and current or the Company has determined that such registration is unnecessary. In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Committee may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Committee may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

18.	Withholding
To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to any Award, or the issuance or sale of any shares of Common Stock. The Company shall not be required to recognize any Participant rights under an Award, to issue shares of Common Stock or to recognize the disposition of such shares of Common Stock until such obligations are satisfied. To the extent permitted or required by the Committee, these obligations may or shall be satisfied by the Company withholding cash from any compensation otherwise payable to or for the benefit of a Participant, the Company withholding a portion of the shares of Common Stock that otherwise would be issued to a Participant under such Award or any other award held by the Participant or by the Participant tendering to the Company cash or, if allowed by the Committee, shares of Common Stock.

19.	Amendment of the Plan or Awards
The Board may amend, alter or discontinue the Plan and the Committee may amend, or alter any agreement or other document evidencing an Award made under the Plan but, except as provided pursuant to the provisions of Section 15, no such amendment shall, without the approval of the stockholders of the Company:

(a)	increase the maximum number of shares of Common Stock for which Awards may be granted under the Plan;
(b)reduce the price at which Options may be granted below the price provided for in Section 8(a);
(c)reprice outstanding Options or Stock Appreciation Rights as described in 8(b) and 9(b);
(d)extend the term of the Plan;
(e)change the class of persons eligible to be Participants;
(f)increase the limits in Section 5(c) or Section 5(d); or
(g)otherwise amend the Plan in any manner requiring stockholder approval by law or the rules of the New York Stock Exchange.
No amendment or alteration to the Plan or an Award or Award Agreement shall be made that would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

20.	No Liability of Company
The Company or any Affiliate that is in existence or after the Effective Date comes into existence, the Board and the Committee shall not be liable to a Participant or any other person as to: (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock under the Plan or pursuant to any Award; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted under the Plan.

21.	Non-Exclusivity of Plan
Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under the Plan or an arrangement not intended to qualify under Section 162(m) of the Code, and such arrangements may be either generally applicable or applicable only in specific cases.

22.	Governing Law
The Plan and any agreements or other documents under the Plan shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. Any reference in the Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

23.	No Right to Employment, Reelection or Continued Service
Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, or its Affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall the Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under the Plan shall constitute an employment contract or service agreement with the Company, or its Affiliates. Subject to Sections 4 and 19, the Plan and the benefits under the Plan may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, or its Affiliates.

24.	Section 409A of the Code
The Plan, the Award Agreements and any payments under the Plan are intended to comply with Section 409A of the Code (“Section 409A”) to avoid the incurrence of the adverse tax consequences under Section 409A and, accordingly, to the maximum extent permitted, will be interpreted and administered to be exempt from or in compliance with Section 409A. To the extent any payment under the Plan is considered “nonqualified deferred compensation” under Section 409A, such payment may not be made to a “specified employee” (as determined by the Company, in its sole discretion, in accordance with Section 409A)

upon a “separation from service” (as defined under Section 409A) before the date that is six months after the specified employee’s separation from service (or if earlier, the specified employee’s death). Any payment that would otherwise be made during this period of delay will be accumulated and paid on the first business day of the seventh month following the specified employee’s separation from service (or if earlier, the specified employee’s death).

25.	No Liability of Committee Members
No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

26.	Severability
If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

27.	Unfunded Plan
The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.